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CORRECTED VERSION

Filed Pursuant To Rule 424(B)(2)
Registration Statement No. 333-115188

Prospectus Supplement (to Prospectus Dated June 7, 2004)

6,624,275 shares

CompuCredit Corporation

Common Stock

        The shares of our common stock offered hereby are shares that we will loan to Bear, Stearns & Co. Inc., as agent for Bear, Stearns International Limited, as principal, pursuant to a share lending agreement.

Price to Public
Per Share	$42.15
Total	$279,213,191

        The price to public above does not reflect a commission equivalent the underwriter will receive from investors in an amount of $0.05 for each share of common stock sold to those investors in the offering.

        Under the share lending agreement, we will receive a loan fee of $0.001 for each share that we lend. We have been advised by Bear, Stearns & Co. Inc. that it intends to use its proceeds from the sale of the shares to facilitate transactions by which investors in our convertible senior notes due 2035 being offered in a concurrent private placement to qualified institutional buyers will hedge their investments in the convertible notes through short sales or privately negotiated derivatives transactions. See "Share Lending Agreement; Concurrent Offering of Convertible Notes" and "Underwriting" on pages S-23 and S-27, respectively, of this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of common stock in this offering.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CCRT." The last reported sale price of our common stock on the Nasdaq National Market on November 17, 2005 was $44.03 per share.

Investing in our common stock involves risks. These risks are described under the caption "Risk Factors" beginning on page S-7 of this prospectus supplement and page 6 of the accompanying prospectus and should be considered before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

Sole Book-Running Manager

The date of this prospectus supplement is November 17, 2005.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the common stock being offered by us. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not offering these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference, is accurate other than at the date indicated on the cover page of the documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise mentioned or the context requires otherwise, all references in this prospectus to "CompuCredit," "we," "us," "our" or similar references mean CompuCredit Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC's web site at www.sec.gov. We also maintain an Internet site at www.compucredit.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not consider it to be part of this prospectus supplement and the accompanying prospectus.

        We have included the accompanying prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus supplement or the accompanying prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus supplement and the accompanying prospectus describe the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of shares is completed:

  (a)
  The description of the common stock included in CompuCredit's Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act on April 12, 1999 (SEC File

    No. 0-25751), including any amendment or report filed for the purpose of updating such description;

  (b)
  CompuCredit's Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 8, 2005;

  (c)
  CompuCredit's Quarterly Reports on Form 10-Q for the three months ended March 31, 2005, June 30, 2005 and September 30, 2005, which were filed with the SEC on May 4, 2005, August 3, 2005 and November 1, 2005, respectively;

  (d)
  CompuCredit's Proxy Statement for the 2005 Annual Meeting of Shareholders (other than the compensation committee report and stock performance information included therein), which was filed with the SEC on April 7, 2005; and

  (e)
  CompuCredit's Current Reports on Form 8-K, which were filed with the SEC on May 31, 2005 and September 29, 2005.

        We will provide, without charge, to each person to whom this prospectus has been delivered a copy of any or all of these filings (other than exhibits to documents that are not specifically incorporated by reference in the documents). You may request copies of these filings by writing or telephoning us at: CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, Attn: Secretary, (770) 206-6200.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        You should carefully consider the risk factors included under the heading "Risk Factors" in this prospectus supplement and the accompanying prospectus, and in the risk factors incorporated by reference herein. This prospectus supplement and the accompanying prospectus (including the information incorporated by reference herein) include forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements; however, this prospectus supplement and the accompanying prospectus also contain forward-looking statements that may not be so identified. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results may differ materially from those suggested by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the factors set forth below in "Risk Factors." We expressly disclaim any obligation to update any forward-looking statements in any manner except as may be required in connection with our disclosure obligations in filings we make with the SEC under the federal securities laws or as otherwise required by law.

SUMMARY

        The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under "Risk Factors," as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Unless otherwise indicated, all references to "we," "us" and "our" refer to CompuCredit Corporation and its subsidiaries.

CompuCredit Corporation

        We are a provider of various credit and related financial services and products to or associated with the underserved, or sub-prime, consumer credit market, as well as to "un-banked" consumers. Historically, we have served this market through our marketing and solicitation of credit card accounts and our servicing of various credit card receivables underlying both our originated accounts and our portfolio acquisitions. We operate primarily within one industry consisting of five reportable segments by which we manage our business. Our five reportable segments are: Credit Cards; Investments in Previously Charged-Off Receivables; Retail Micro-Loans; Auto Finance; and Other.

        Our principal executive offices are located at 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, and our telephone number is (770) 206-6200.

Credit Cards Segment

        Our Credit Cards segment consists of our credit card lending and servicing activities, as conducted with respect to receivables underlying accounts that we originate and receivables underlying portfolios that we purchase. This reportable segment represents aggregate activities associated with all of our credit card products, including our largely fee-based card offering to consumers at the lower end of the FICO scoring system. We generally finance our credit card activities through the securitization of the receivables underlying the accounts we originate and the portfolios we purchase. Our revenues currently in the Credit Cards segment principally consist of: (1) the portion of fees and other income on non-securitized earning assets derived from our largely fee-based credit card offerings to consumers on the lower end of the FICO scoring system; (2) fees and other income on securitized earning assets, which are derived from our investments in our securitized originated and purchased portfolios; (3) the portion of servicing income that relates to credit card servicing; (4) interest earned on cash and cash equivalents and investments in debt securities; and (5) equity in the income of the Credit Cards segment's equity-method investees.

        In 2004, our Credit Cards segment comprised $132.1 million of our total net interest income, fees and other income on non-securitized earning assets (61.2% of total net interest income, fees and other income on non-securitized earning assets of $216.0 million). This segment also comprised $259.9 million of total other operating income (93.9% of total other operating income of $276.7 million). Lastly, our Credit Cards segment accounted for $822.0 million of total assets (81.9% of total assets of $1.0 billion) as of December 31, 2004.

Investments in Previously Charged-Off Receivables Segment

        Our Investments in Previously Charged-Off Receivables segment consists of the operations of our debt collection subsidiary, Jefferson Capital Systems, LLC, or Jefferson Capital. Through this subsidiary, as market conditions and other factors justify, we acquire and sell previously charged-off credit card receivables and apply our collection expertise to the receivables we from time-to-time own. Revenues in this segment are classified as fees and other income on non-securitized earning assets in our consolidated statements of operations.

        In June 2005, Jefferson Capital sold a portfolio of charged-off credit card receivables having a face amount of approximately $2.9 billion to Encore Capital Group, Inc., or Encore, and agreed to sell Encore up to $3.25 billion in face amount of future charged-off credit card receivables at established pricing over the next five years. As consideration for these transactions, Jefferson Capital received $143.0 million in cash. The purchase price included $76.0 million related to the sale of the portfolio of charged-off credit card receivables and $67.0 million of deferred revenue related to the sale of future receivable acquisitions. Pursuant to the agreement with Encore, Jefferson Capital is expected to purchase for delivery to Encore over the life of the agreement, certain previously charged-off receivables from trusts, the receivables of which are serviced by us, as well as certain previously charged-off receivables associated with our largely fee-based credit card offering to consumers at the lower end of the FICO scoring range. Any shortfalls in delivery of minimum periodic dollar amounts of previously charged-off receivables to Encore could result in Jefferson Capital being required to return a portion of the purchase price related to the sale of future receivable acquisitions.

        In 2004, the Investments in Previously Charged-Off Receivables segment comprised $56.7 million of total net interest income, fees and other income on non-securitized earning assets (26.3% of total net interest income, fees and other income on non-securitized earning assets of $216.0 million). Lastly, the Investments in Previously Charged-Off Receivables segment accounted for $16.1 million of total assets (1.6% of total assets of $1.0 billion) as of December 31, 2004.

Retail Micro-Loans Segment

        Our Retail Micro-Loans segment consists of a network of storefront locations that provide, either directly or on behalf of a lending bank, small-denomination, short-term, unsecured cash advances that are typically due on the customers' next payday. We service and collect the bank-originated loans for a fee. Our revenues in this segment consist of fees for our direct lending operations, which are classified as fees and other income on non-securitized earning assets in our consolidated statements of operations, and servicing income on the bank-originated loans, which is classified as servicing income on our consolidated statements of operations.

        In 2004, the Retail Micro-Loans segment comprised $26.8 million of total net interest income, fees and other income on non-securitized earning assets (12.4% of total net interest income, fees and other income on non-securitized earning assets of $216.0 million). This segment also comprised $16.9 million of total other operating income (6.1% of total other operating income of $276.7 million). Lastly, the Retail Micro-Loans segment accounted for $158.1 million of total assets (15.8% of total assets of $1.0 billion) as of December 31, 2004.

Auto Finance Segment

        On April 1, 2005, we completed the acquisition of the Wells Fargo Financial's Consumer Auto Receivables business unit, which comprises our new Auto Finance segment. This acquisition included all of Consumer Auto Receivables' assets, business operations and employees for $121.5 million including transaction costs. The acquisition was financed using $88.2 million in debt with the remainder in cash. Upon acquisition, Consumer Auto Receivables had $128.9 million auto-finance-related receivables (at face, net of unearned discounts) and operated in thirty-eight states through its twelve branches, three regional processing centers and national collection center at its Lake Mary, Florida headquarters. The business has approximately 300 employees.

        The Auto Finance segment consists of a nationwide network of pre-qualified dealers in the "Buy Here/Pay Here" used car business from whom auto loans are purchased at a discount or serviced for a fee. Revenues are generated on purchased loans through interest earned on the face value of the purchased installment agreements combined with discounts on these purchased loans. Interest income from discounts is generally earned over the life of the applicable loan. Additionally, our Auto Finance segment generates revenues from servicing loans on behalf of dealers for a portion of actual collections, and by providing back-up servicing for similar quality securitized assets.

        The number of active dealers is a function of new dealer enrollments offset by dealer attrition within the states in which the Auto Finance segment is presently licensed. Dealers are certified upon being recruited by a sales force of approximately 60 individuals located throughout strategically selected territories. Our Auto Finance segment recently received authorization to expand business operations into three new states, bringing the total number of states in which the business unit operates to 41, and we presently have approximately 1,300 active dealers and approximately 42,000 active accounts.

Other Segment

        The Other segment consists of our stored-value card operations and their associated fee income and servicing expenses and other start-up product offerings (including merchant credit and internet based micro-lending offerings) that do not individually meet the reportable business segment disclosure criteria.

        In 2004, the Other segment comprised $0.3 million of our total net interest income, fees and other income on non-securitized earning assets (0.1% of total net interest income, fees and other income on non-securitized earning assets of $216.0 million). Lastly, the Other segment accounted for $7.4 million of our total assets (0.7% of total assets of $1.0 billion) as of December 31, 2004.

Recent Developments

        In September 2005, we entered into an agreement to acquire CardWorks, Inc., a privately held issuer and third-party servicer of consumer credit cards. CardWorks, Inc. is the parent company of two wholly owned subsidiaries, Merrick Bank and Cardholder Management Services. Merrick Bank is an issuer of credit cards with approximately $700 million in assets and serving approximately 785,000 cardholders. Cardholder Management Services delivers customized bankcard servicing (including customer service and collection solutions) to prime and non-prime card issuers. The acquisition is expected to close in the fourth quarter of 2005 or early 2006, and is subject to certain closing conditions, including obtaining regulatory approval.

        Our board of directors recently approved the establishment of the 2005 CompuCredit Corporation Charitable Designation Program. Pursuant to the Program, we will be donating $12 million to charities designated by our shareholders.

        We currently are negotiating a new Affinity Card Agreement with Columbus Bank and Trust, or CB&T, the subsidiary of Synovus Financial Corporation that issues a substantial majority of our credit cards. Our current agreement is scheduled to expire in March 2006. We expect to execute the new agreement in the near future. However, were we unable to execute a new agreement with CB&T, CB&T would not be obligated to issue new credit cards to our customers and within six months we would be obligated to find a new issuing bank for the credit cards issued by CB&T. In addition, the failure to replace or extend the agreement would trigger early redemptions under our securitization facilities.

Concurrent Transactions

        Concurrently with this offering of common stock, we are offering up to $300 million aggregate principal amount ($350 million aggregate principal amount if Bear, Stearns & Co. Inc., the initial purchaser in the offering of the convertible notes and the underwriter of the common stock offered hereby, exercises its option to purchase an additional $50 million aggregate principal amount) of 5.875% Convertible Senior Notes due 2035, which we refer to as the "convertible notes," by means of a confidential offering memorandum in an offering exempt from registration under the Securities Act of 1933, as amended. See "Share Lending Agreement; Concurrent Offering of Convertible Notes" for a description of the convertible notes offering.

The Offering

Issuer	CompuCredit Corporation, a Georgia corporation
Shares of Common Stock Offered	6,624,275 shares
Shares of Common Stock Outstanding Following this Offering	55,481,758 shares (including the 6,624,275 shares offered hereby)
Trading Symbol for our Common Stock	Our common stock is quoted on the Nasdaq National Market under the symbol "CCRT."
Risk Factors
You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled "Risk Factors" as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

        The shares of our common stock offered hereby are shares that we have loaned to an affiliate of Bear, Stearns & Co. Inc. pursuant to a share lending agreement, dated as of November 17, 2005, which we refer to as the "share lending agreement." Under the share lending agreement, we receive a loan fee of $0.001 per share. We will not receive any proceeds from this offering. See "Share Lending Agreement; Concurrent Offering of Convertible Notes" and "Underwriting" on pages S-23 and S-27, respectively, of this prospectus supplement.

RISK FACTORS

        An investment in our common stock involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock could decline and you may lose all or part of your investment.

Our Cash Flows Are Dependent Upon the Cash Flows Received on the Receivables Underlying Our Securitizations and From Our Other Credit Products

        The collectibility of the receivables underlying our securitizations and those that we hold and do not securitize is a function of many factors including the criteria used to select who is issued credit, the pricing of the credit products, the length of the relationship with each cardholder or customer, general economic conditions, the rate at which customers repay their accounts or become delinquent and the rate at which cardholders use their cards. To the extent we have overestimated collectibility, in all likelihood we have overestimated our financial performance. Some of these concerns are discussed more fully below.

We may not successfully evaluate the creditworthiness of our customers and may not price our credit products so as to remain profitable.

        The creditworthiness of our target market generally is considered "sub-prime" based on guidance issued by the agencies that regulate the banking industry. Thus, our customers generally have a higher frequency of delinquencies, higher risk of nonpayment and, ultimately, higher credit losses than consumers who are served by more traditional providers of consumer credit. Some of the consumers included in our target market are consumers who are dependent upon finance companies, consumers with only retail store credit cards and/or lacking general purpose credit cards, consumers who are establishing or expanding their credit and consumers who may have had a delinquency, a default or, in some instances, a bankruptcy in their credit histories, but have, in our view, demonstrated recovery. We price our credit products taking into account the perceived risk level of our target customers. If our estimates are incorrect, customer default rates will be higher, we will receive less cash from our securitizations and other credit products, which will result in a decrease in the value of our retained interests (which are based on expected future cash flows) and our loans receivable, and we will experience reduced levels of net income.

An economic slowdown could increase credit losses and/or decrease our growth.

        Because our business is directly related to consumer spending, any period of economic slowdown or recession could make it more difficult for us to add or retain accounts or account balances. In addition, during periods of economic slowdown or recession, we expect to experience an increase in rates of delinquencies and frequency and severity of credit losses. Our actual rates of delinquencies and frequency and severity of credit losses may be higher under adverse economic conditions than those experienced in the consumer finance industry generally because of our focus on the sub-prime market. Changes in credit use, payment patterns and the rate of defaults by account holders may result from a variety of unpredictable social, economic and geographic factors. Social factors include, among other things, changes in consumer confidence levels, the public's perception of the use of credit and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include, among other things, the rates of inflation, the unemployment rates and the relative interest rates offered for various types of loans. Moreover, adverse changes in economic conditions in states where account holders are located, including as a result of severe weather, could have a direct impact on the timing and amount of payments on our credit card accounts.

Because a significant portion of our reported income is based on management's estimates of the future performance of securitized receivables, differences between actual and expected performance of the receivables may cause fluctuations in net income.

        Income from the sale of credit card receivables in securitization transactions and income from retained interests in credit card receivables securitized have constituted, and are likely to continue to constitute, a significant portion of our income. Portions of this income are based primarily on management's estimates of cash flows we expect to receive from the interests that we retain when we securitize receivables. Differences between actual and expected performance of the receivables will occur and may cause fluctuations in our net income. The expected cash flows are based on management's estimates of interest rates, default rates, payment rates, new purchases, costs of funds paid to investors in the securitizations, servicing costs, discount rates and required amortization payments. These estimates are based on a variety of factors, many of which are not within our control. As a result, these estimates will differ from actual performance.

Increases in expected losses and delinquencies may prevent us from continuing to securitize receivables in the future on similar terms.

        Greater than expected delinquencies and losses also could impact our ability to complete other securitization transactions on acceptable terms or at all, thereby decreasing our liquidity and forcing us to either decrease or stop our growth or rely on alternative, and potentially more expensive, funding sources if even available.

Increased utilization of existing credit lines by cardholders would require us to establish additional securitization facilities or curtail credit lines.

        Our existing commitments to extend credit to cardholders exceeded our available securitization facilities at September 30, 2005. If all of our cardholders were to use their entire lines of credit at the same time, we would not have sufficient capacity to fund card use. However, in that event, we could either reduce our cardholders' available credit lines or establish additional securitization facilities. This would subject us to several of the other risks that we have described in this section.

Increases beyond expected losses and delinquencies may cause us to incur losses on our retained interests.

        If the actual amounts of delinquencies and losses that occur in our securitized receivables are greater than our expectations, the value of our retained interests in the securitization transactions will decrease. Since we derive a portion of our income from these retained interests, higher than expected rates of delinquency and loss could cause our net income to be lower than expected. In addition, under the terms of our securitizations agreements, levels of loss and delinquency could result in us being required to repay our securitization investors earlier than expected, reducing funds available to us for future growth.

Our portfolio of credit card receivables is not diversified and originates from cardholders whose creditworthiness is considered sub-prime.

        We obtain the receivables that we securitize in one of two ways—we either originate receivables (through our relationship with credit card issuers) or purchase receivables from other credit card issuers. In either case, substantially all of our securitized receivables originate from sub-prime borrowers. Our reliance on sub-prime receivables has in the past (and may in the future) negatively impacted our performance. For example, in the fourth quarter of 2001, we suffered a substantial loss after we increased our discount rate to reflect the higher rate of return required by investors in sub-prime markets. Because our receivables portfolios are all of substantially the same character (i.e., sub-prime), the increased discount rate resulted in a decrease in the value of our various receivables portfolios. These losses might have been mitigated had our portfolios consisted of higher-grade receivables in addition to our sub-prime receivables. Since our portfolios are undiversified, negative market forces have the potential to cause a widespread adverse impact. We have no immediate plans to issue or acquire significant receivables of a higher quality.

Seasonal consumer spending may result in fluctuations in our net income.

        Our quarterly income may substantially fluctuate as a result of seasonal consumer spending. In particular, our customers may charge more and carry higher balances during the year-end holiday season and before the beginning of the school year, resulting in corresponding increases in the receivables we manage and subsequently securitize during those periods.

Increases in interest rates will increase our cost of funds and may reduce the payment performance of our customers.

        Increases in interest rates will increase our cost of funds, which could significantly affect our results of operations and financial condition. Our credit card accounts have variable interest rates. Significant increases in these variable interest rates may reduce the payment performance of our customers.

Due to the lack of historical experience with internet customers, we may not be able to successfully target these customers or evaluate their creditworthiness.

        There is less historical experience with respect to the credit risk and performance of customers acquired over the internet. As part of our growth strategy, we may expand our origination of accounts over the internet; however, we may not be able to successfully target and evaluate the creditworthiness of these potential customers. Therefore, we may encounter difficulties managing the expected delinquencies and losses and appropriately pricing our products.

We Are Substantially Dependent Upon Securitizations and Other Borrowed Funds in Order to Fund the Credit Card Receivables That We Originate or Purchase

        All of our securitization facilities are of finite duration (and ultimately will need to be extended or replaced) and contain conditions that must be fulfilled in order for funding to be available. Although our primary facility with Merrill Lynch alleviates for the foreseeable future our principal exposure to advance rate fluctuations, in the event that in the future advance rates (i.e., the percentage on a dollar of receivables that lenders will lend us) for securitizations are reduced, investors in securitizations require a greater rate of return, we fail to meet the requirements for continued funding or securitizations otherwise become unavailable to us, we may not be able to maintain or grow our base of credit card receivables or it may be more expensive for us to do so. In addition, because of advance rate limitations, we retain subordinate interests in our securitizations, the "retained interests," that must be funded through profitable operations, equity raised from third parties or funds borrowed elsewhere. The cost and availability of equity and borrowed funds is dependent upon our financial performance, the performance of our industry generally and general economic and market conditions, and has at times been both expensive and difficult to obtain. Some of these concerns are discussed more fully below.

Our growth is dependent on our ability to add new securitization facilities.

        We finance most of our receivables through securitizations. To the extent we grow our receivables significantly, our cash requirements are likely to exceed the amount of cash we generate from operations, thus requiring us to add new securitization facilities. Our historic and projected performance impact whether, on what terms and at what cost we can sell interests in our securitizations. If additional securitization facilities are not available on terms we consider acceptable, or if existing securitization facilities are not renewed on terms as favorable as we have now or are not renewed at all, we may not be able to grow. In 2003 we slowed our growth plans because our securitizations were maturing, and we did not have any assurances that we would be able to obtain new securitizations on satisfactory terms until January 2004, at which point we obtained our Merrill Lynch facility and decided to begin originating credit card accounts again.

As our securitization facilities mature, they will be required to accumulate cash that therefore will not be available for operations.

        Repayment for our securitization facilities begins as early as one year prior to their maturity dates. Once repayment begins and until the facility is paid, payments from customers on receivables are accumulated to repay the investors and are no longer reinvested in new receivables. When a securitization facility matures, the underlying trust continues to own the receivables and effectively the maturing facility maintains its priority in its right to payments following collections on the underlying receivables until it is repaid in full. As a result, new purchases need to be funded using debt, equity or a replacement facility subordinate to the maturing facility's interest in the underlying receivables. Although this subordination historically has not made it more difficult to obtain replacement facilities, it may do so in the future. If our securitization facilities begin to accumulate cash and we also are unable to obtain additional sources of liquidity, such as debt, equity or new securitization facilities that are structurally subordinate to the facilities accumulating cash, we may be forced to prohibit new purchases in some or all of our accounts in order to significantly reduce our need for any additional cash.

        The documents under which the securitization facilities are established provide that, upon the occurrence of certain adverse events known as early redemption events, the timing of payments to the investors could be accelerated. Early redemption events include portfolio performance triggers, the termination of the affinity agreement with CB&T, breach of certain representations, warranties and covenants, insolvency or receivership, servicer defaults, and may include the occurrence of an early redemption event with respect to another securitization transaction. In the Merrill Lynch facility, an early redemption event also may be triggered based on a total consolidated equity test, a change of control in CompuCredit, or the failure to extend the affinity agreement with CB&T by March 31, 2006. If an early redemption event occurs, principal payments would be made to investors to reduce their interests in our securitizations. As investors' interests in our securitizations decrease, our liquidity would be negatively impacted and our financial results may suffer. We would need to obtain alternative sources of funding, and there is no certainty that we would be able to do so.

We may be unable to obtain capital from third parties needed to fund our existing securitizations or may be forced to rely on more expensive funding sources.

        We need equity or debt capital to fund our retained interests in our securitizations. Investors should be aware of our dependence on third parties for funding and our exposure to increases in costs for that funding. External factors, including the general economy, impact our ability to obtain funds. For instance, in late 2001, we needed additional liquidity to fund our operations and the growth in our retained interests, and we had a difficult time obtaining the needed cash. If in the future we need to raise cash by issuing additional debt or equity or by selling a portion of our retained interests, there is no certainty that we will be able to do so or that we will be able to do so on favorable terms. Our ability to raise cash will depend on factors such as our performance and creditworthiness, the performance of our industry, the performance of issuers of other non-credit card-based asset backed securities and the general economy.

The timing and volume of securitizations may cause fluctuations in quarterly income.

        Fluctuations in the timing or the volume of receivables securitized will cause fluctuations in our quarterly income. Factors that affect the timing or volume of our securitizations include the growth in our receivables, market conditions and the approval by all parties of the terms of the securitization.

The performance of our competitors may impact the costs of our securitization.

        Investors in our securitizations compare us to Capital One, Providian (now a part of Washington Mutual Bank), Metris and other sub-prime credit card issuers and, to some degree, our performance is tied to their performance. Generally speaking, our securitizations investors also invest in our competitors' securitizations. These investors broadly invest in the credit card industry, and when they evaluate their investments, they typically do so on the basis of overall industry performance. Thus, when our competitors perform poorly, we typically experience negative investor sentiment, and the investors in our securitizations require greater returns, particularly with respect to subordinated interests. In the fourth quarter of 2001, for instance, investors demanded unprecedented returns. In the event that investors require higher returns and we sell our retained interests at that time, the total return to the buyer may be greater than the discount rate we are using to value the retained interests in our financial statements. This would result in a loss for us at the time of the sale as the total proceeds from the sale would be less than the carrying amount of the retained interests in our financial statements. We also might increase the discount rate used to value all of our other retained interests, which also would result in further losses. Conversely, if we sold our retained interests for a total return to the investor that was less than our current discount rate, we would record income from the sale, and we would potentially decrease the rate used to value all of our other retained interests, which would result in additional income.

We may be required to pay to investors in our securitizations an amount equal to the amount of securitized receivables if representations and warranties made to us by sellers of the receivables are inaccurate.

        The representations and warranties made to us by sellers of receivables we purchased may be inaccurate. We rely on these representations and warranties when we securitize these purchased receivables. In securitization transactions, we make representations and warranties to investors and, generally speaking, if there is a breach of our representations and warranties, then under the terms of the applicable investment agreement we could be required to pay the investors the amount of the non-compliant receivables. Thus, our reliance on a representation or warranty of a receivables seller, which proves to be false and causes a breach of one of our representations or warranties, could subject us to a potentially costly liability.

Our Financial Performance Is, in Part, a Function of the Aggregate Amount of Receivables That Are Outstanding

        The aggregate amount of outstanding receivables is a function of many factors including purchase rates, payment rates, interest rates, seasonality, general economic conditions, competition from other credit card issuers and other sources of consumer financing, access to funding as noted above and the success of our marketing efforts. To the extent that we have overestimated the size or growth of our receivables, in all likelihood we have overestimated our future financial performance.

Intense competition for customers may cause us to lose receivables to competitors.

        We may lose receivables to competitors that offer lower interest rates and fees or other more attractive terms or features. We believe that customers choose credit card issuers and other lenders largely on the basis of interest rates, fees, credit limits and other product features. For this reason, customer loyalty is often limited. Our future growth depends largely upon the success of our marketing programs and strategies. Our credit card business competes with national, regional and local bank card issuers and with other general purpose credit card issuers, including American Express®, Discover® and issuers of Visa® and MasterCard® credit cards. Our other businesses have substantial competitors as well. Some of these competitors already may use or may begin using many of the programs and strategies that we have used to attract new accounts. In addition, many of our competitors are substantially larger than we are and have greater financial resources. Further, the Gramm-Leach-Bliley Act of 1999, which permits the affiliation of commercial banks, insurance companies and securities firms, may increase the level of competition in the financial services market, including the credit card business.

We may be unable to sustain and manage our growth.

        We may experience fluctuations in net income or sustain net losses if we are not able to sustain or effectively manage our growth. Growth is a product of a combination of factors, many of which are not in our control. Factors include:

  •
  growth in both existing and new receivables;

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  the degree to which we lose receivables to competitors;

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  levels of delinquencies and charge offs;

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  the availability of funding, including securitizations, on favorable terms;

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  our ability to sell retained interests on favorable terms;

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  our ability to attract new customers through originations or portfolio purchases;

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  the level of costs of soliciting new customers;

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  the level of response to our solicitations;

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  our ability to employ and train new personnel;

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  our ability to maintain adequate management systems, collection procedures, internal controls and automated systems; and

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  general economic and other factors beyond our control.

Our decisions regarding marketing can have a significant impact on our growth.

        We can increase or decrease the size of our outstanding receivables balances by increasing or decreasing our marketing efforts. Marketing is expensive, and during periods when we have less liquidity than we like or when prospects for continued liquidity in the future do not look promising, we may decide to limit our marketing and thereby our growth. We decreased our marketing during 2003, although we increased our marketing in 2004 and 2005 because of our improved access to capital attributable to our Merrill Lynch securitization facility.

Our operating expenses and our ability to effectively service our accounts are dependent on our ability to estimate the future size and general growth rate of the portfolio.

        One of our servicing agreements causes us to make additional payments if we overestimate the size or growth of our business. These additional payments compensate the servicer for increased staffing expenses it incurs in anticipation of our growth. If we grow more slowly than anticipated, we still may have higher servicing expenses than we actually need, thus reducing our net income.

We Operate in a Heavily Regulated Industry

        Changes in bankruptcy, privacy or other consumer protection laws, or to the prevailing interpretation thereof, may expose us to litigation, adversely affect our ability to collect account balances in connection with our traditional credit card business, Jefferson Capital charged off receivables operations, auto finance and micro-lending activities, or otherwise adversely affect our operations. Similarly, regulatory changes could adversely affect our ability or willingness to market credit cards and other products and services to our customers. The accounting rules that govern our business are exceedingly complex, difficult to apply and in a state of flux. As a result, how we value our credit card receivables and otherwise account for our business (including whether we consolidate our securitizations) is subject to change depending upon the interpretation of, and changes in, those rules. Some of these issues are discussed more fully below.

Enforcement actions or inquiries by regulatory authorities under consumer protection laws and regulations may result in changes to our business practices, may make collection of account balances more difficult or may expose us to the risk of fines and litigation.

        Our operations and the operations of CB&T and the other issuing banks through which we originate certain receivables are subject to the jurisdiction of federal, state and local government authorities, including the SEC, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, state regulators having jurisdiction over financial institutions and debt origination and debt collection and state attorneys general. Our business practices, including our marketing, servicing and collection practices, are subject to review by these regulatory and enforcement authorities. Because of the consumer-oriented nature of our business, from time to time we receive inquiries and requests for information from these regulatory and enforcement authorities that can range from the investigation of specific consumer complaints or concerns to broader inquiries into our practices generally. Recently, we have received and responded to inquiries relating to our use of marketing and other materials in our solicitation of consumers and our servicing and collection practices. The investigating authority has taken the position that certain specific practices are not in compliance with its interpretation of applicable law and has suggested that we take various remedial actions as a result. We believe that our compliance with the suggested remedial actions would not result in a material adverse change in our financial condition, results of operations or business. However, if any additional deficiencies or violations of law or regulations with respect to our practices or marketing or other materials are identified by us or any regulatory or enforcement agency as a result of this particular inquiry, or any other communications or inquiries, there can be no assurance that the correction of such deficiencies or violations would not have a material adverse effect on our financial condition, results of operations or business. In addition, notwithstanding our policy of full cooperation, a regulatory or enforcement authority could require us to change our practices in specific ways or take remedial action with respect to affected customers, or it could take other action against us, such as the imposition of a fine or penalty. Furthermore, negative publicity relating to the announcement of any specific inquiry or investigation could hurt our ability to conduct business with various industry participants or attract new accounts and could negatively affect our stock price, which would adversely affect our ability to raise additional capital or raise our costs of doing business. The imposition of significant fines or burdensome remedial actions, or the negative consequences of any significant or high profile regulatory or enforcement actions could adversely affect our financial condition, results of operations or business.

        In addition, whether or not we modify our practices when a regulatory or enforcement authority requests or requires that we do so, there is a risk that we or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws. Any failure to comply with legal requirements by us or any other issuer of credit products, including CB&T, or by us or our agents as the servicer of our accounts, could significantly impair our ability to collect the full amount of the account balances. The institution of any litigation of this nature or any judgment against us or any other industry participant in any litigation of this nature could adversely affect our business and financial condition in a variety of ways.

Changes to consumer protection laws or changes in their interpretation may impede collection efforts or otherwise adversely impact our business practices.

        Federal and state consumer protection laws regulate the creation and enforcement of consumer credit card receivables and other loans. As an originator and servicer of sub-prime receivables, we typically charge higher interest rates and fees than lenders serving consumers with higher credit scores. Sub-prime lenders are commonly the target of legislation (and revised legislative interpretations) intended to prohibit or curtail these and other industry-standard practices as well as non-standard practices. Among others, changes in the consumer protection laws could result in the following:

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  receivables not originated in compliance with law (or revised interpretations) could become unenforceable and uncollectible under their terms against the obligors;

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  we may be required to refund previously collected amounts;

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  certain of our collection methods could be prohibited, forcing us to revise our practices or adopt more costly or less effective practices;

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  federal and state laws may limit our ability to recover on charged off receivables regardless of any act or omission on our part;

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  reductions in statutory limits for fees and finance charges could cause us to reduce our fees and charges;

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  some of our products and services could be banned in certain states or at the federal level; for example, in 2004 the State of Georgia made certain micro-lending practices illegal and litigation has been brought in North Carolina alleging that certain micro-lending practices are prohibited in that state; and

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  federal or state bankruptcy or debtor relief laws could offer additional protections to customers seeking bankruptcy protection, providing a court greater leeway to reduce or discharge amounts owed to us.

        Accordingly, our business is always subject to changes in the regulatory environment. Changes or additions to the consumer protection laws and related regulations, or to the prevailing interpretations thereof, could invalidate or call into question a number of our existing products, services and business practices, including our credit card origination, charged off receivable collection, auto finance and micro-lending activities. Any material regulatory developments could adversely impact our results from operations.

Changes in law may increase our credit losses and administrative expenses, restrict the amount of interest and other charges imposed on the credit card accounts or limit our ability to make changes to existing accounts.

        Numerous legislative and regulatory proposals are advanced each year that, if adopted, could harm our profitability or limit the manner in which we conduct our activities. Changes in federal and state bankruptcy and debtor relief laws may increase our credit losses and administrative expenses. More restrictive laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive, further restrict the amount of interest and other charges we can impose on the credit products we originate or market, target sub-prime lenders, limit our ability to make changes to the terms of existing accounts or otherwise significantly harm our business.

Recent changes in bankruptcy laws may have an adverse impact on our performance.

        Effective October 17, 2005, the federal bankruptcy code was amended in several respects. One of the changes made it substantially more difficult for individuals to obtain a complete release from their debts through a bankruptcy filing. As a result, immediately prior to the effective date of the amendments there was a substantial increase in bankruptcy filings by individuals. We are not yet able to fully assess the impact of this increase. The impact may have been to simply accelerate the bankruptcy filings by individuals who otherwise would have filed in due course. Also, the individuals who filed in many cases already were delinquent in payments, whether to us or to others, and their receivables already may have been considered uncollectible. We do not expect the amendments to have a material long-term impact on our business although they are expected to have an impact on the fourth quarter of 2005 and the first quarter of 2006 as the increase in filings is reflected in our performance.

The Retail Micro-Loan segment of our business operates in an increasingly hostile regulatory environment.

        Most states have specific laws regulating micro-lending activities and practices (one form of micro-lending is sometimes referred to as "payday" lending). Moreover, during the last few years, legislation has been adopted in some states that prohibits or severely restricts micro-lending cash advance services. For example, in May 2004, a new law became effective in Georgia that effectively prohibits certain micro-lending practices in the state. Several other state legislatures have introduced bills to restrict or prohibit micro-lender cash advances. In addition, Mississippi and Arizona have sunset provisions in their laws permitting micro-lending that require renewal of the laws by the state legislatures at periodic intervals. Although states provide the primary regulatory framework under which we conduct our micro-lending services, certain federal laws also impact our business. On March 1, 2005 the FDIC issued guidance limiting the frequency of borrower usage of micro-loans offered by FDIC supervised institutions and the period a customer may have micro-loans outstanding from any lender to three months during the previous twelve-month period. It is unclear how this guidance will impact the business. Future laws or regulations (at the state, federal or local level) prohibiting micro-lending services or making them unprofitable could be passed at any time or existing micro-lending laws could expire or be amended, any of which could have a material adverse effect on our business, results of operations and financial condition.

        Additionally, state attorneys general, banking regulators, and others have begun to scrutinize the micro-lending industry and may take actions that could require us to cease or suspend operations in their respective states. For example, a group of plaintiffs has brought a series of putative class action lawsuits in North Carolina claiming, among other things, that the micro-lender cash advance activities of the defendants violate numerous North Carolina consumer protection laws. The lawsuits seek various remedies including treble damages. One of these lawsuits is pending against CompuCredit and five of our subsidiaries. If these cases are determined adversely to us, there could be significant consequences to us, including the inability to continue as micro-lenders in North Carolina, the inability to collect loans outstanding in North Carolina, a potential impairment in the value of the goodwill attendant to the micro-lending business, and the payment of monetary damages.

Negative publicity may impair acceptance of our products.

        Critics of sub-prime credit card issuers and micro-lenders have in the past focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim are either confusing or result in prices that are too high. Consumer groups, internet chat sites and media reports frequently characterize sub-prime lenders as predatory or abusive toward consumers and may misinform consumers regarding their rights. If these negative characterizations and misinformation become widely accepted by consumers, demand for our products and services could be adversely impacted. Increased criticism of the industry or criticism of us in the future could hurt customer acceptance of our products or lead to changes in the law or regulatory environment, either of which would significantly harm our business.

We Routinely Explore Various Opportunities to Grow Our Business, to Make Investments and to Purchase and Sell Assets

        We routinely consider acquisitions of, or investments in, portfolios and other businesses as well as the sale of portfolios and portions of our business. A portion of the use of proceeds of this offer may be used to fund future acquisitions. There are a number of risks attendant to any acquisition, including the possibility that we will overvalue the assets to be purchased, that we will not be able to successfully integrate the acquired business or assets and that we will not be able to produce the expected level of profitability from the acquired business or assets. Similarly, there are a number of risks attendant to sales, including the possibility that we will undervalue the assets to be sold. As a result, the impact of any acquisition or sale on our future performance may not be as favorable as expected and actually may be adverse.

        Our portfolio purchases may cause fluctuations in reported managed receivables data, which may reduce the usefulness of historical managed loan data in evaluating our business. Our reported managed receivables data may fluctuate substantially from quarter to quarter as a result of recent and future portfolio acquisitions. As of September 30, 2005, portfolio acquisitions account for 35.2% of our total portfolio based on our ownership percentages.

        Credit card receivables included in purchased portfolios are likely to have been originated using credit criteria different from our criteria. As a result, some of these receivables have a different credit quality than receivables we originated. Receivables included in any particular purchased portfolio may have significantly different delinquency rates and charge off rates than the receivables previously originated and purchased by us. These receivables also may earn different interest rates and fees as compared to other similar receivables in our receivables portfolio. These variables could cause our reported managed receivables data to fluctuate substantially in future periods making the evaluation of our business more difficult.

        Any acquisition or investment that we make, including our recent acquisition of Wells Fargo Financial's Consumer Auto Receivables business unit and our pending acquisition of CardWorks, Inc., may involve risks different from and in addition to the risks to which our business is currently exposed. These include the risks that we will not be able to successfully integrate and operate new businesses, that we will have to incur substantial indebtedness and increase our leverage in order to pay for the acquisitions, that we will be exposed to, and have to comply with, different regulatory regimes and that we will not be able to apply our traditional analytical framework (which is what we expect to be able to do) in a successful and value-enhancing manner.

Other Risks of Our Business

Unless we obtain a bank charter, we cannot issue credit cards other than through agreements with banks.

        Because we do not have a bank charter, we currently cannot issue credit cards other than through agreements with banks, and substantially all of our new credit card issuances are made under an agreement with CB&T. Previously we applied for permission to acquire a bank and our application was denied. Unless we obtain a bank or credit card bank charter, we will continue to rely upon banking relationships like the CB&T relationship to provide for the issuance of credit cards to our customers. Our current agreement with CB&T is scheduled to expire on March 31, 2006 and we are negotiating a new agreement, which we expect to execute in the near future. However, if we are unable to execute a new agreement with CB&T or if our existing or new agreement with CB&T were terminated or otherwise disrupted, there is a risk that we would not be able to enter into an agreement with an alternate provider on terms that we consider favorable or in a timely manner without disruption of our business.

We may not be able to purchase charged off receivables at sufficiently favorable prices or terms for our Jefferson Capital operations to be successful.

        The charged off receivables that are acquired and serviced by Jefferson Capital or sold to third parties pursuant to forward flow contracts have been deemed uncollectible and written off by the originators. Jefferson Capital seeks to purchase charged off receivables portfolios where our projected collections or purchase price received for the sale of such charged off receivables will exceed our acquisition costs. Accordingly, factors causing the acquisition price of targeted portfolios to increase could reduce the ratio of collections (or purchase price received) to acquisitions costs for a given portfolio, and thereby negatively affect Jefferson Capital's profitability. The availability of charged off receivables portfolios at favorable prices and on favorable terms depends on a number of factors, including the continuation of the current growth and charge off trends in consumer receivables, our ability to develop and maintain long-term relationships with key credit originators, our ability to obtain adequate data to appropriately evaluate the collectibility of portfolios and competitive factors affecting potential purchasers and sellers of charged off receivables, including pricing pressures, which may increase the cost to us of acquiring portfolios of charged off receivables and reduce our return on such portfolios.

        Additionally, the originating institutions generally make numerous attempts to recover on their non-performing receivables, often using a combination of their in-house collection and legal departments as well as third-party collection agencies. Charged off receivables are difficult to collect, and we may not be successful in collecting amounts sufficient to cover the costs associated with purchasing the receivables and funding our Jefferson Capital operations.

The statistical model we use to project credit quality may prove to be inaccurate.

        We assess credit quality using an analytical model that we believe predicts the likelihood of payment more accurately than traditional credit scoring models. For instance, we have identified factors (such as delinquencies, defaults and bankruptcies) that under some circumstances we weight differently than do other credit providers. We believe our analysis enables us to better identify consumers within the underserved market who are likely to be better credit risks than otherwise would be expected. Similarly, we apply our analytical model to entire portfolios in order to identify those that may be more valuable than the seller or other potential purchasers might recognize. There can be no assurance, however, that we will be able to achieve the collections forecasted by our analytical model. If any of our assumptions underlying our model proves materially inaccurate or changes unexpectedly, we may not be able to achieve our expected levels of collection, and our revenues will be reduced, which could result in a reduction of our earnings.

Because we outsource account-processing functions that are integral to our business, any disruption or termination of that outsourcing relationship could harm our business.

        We outsource account and payment processing pursuant to agreements with CB&T and its affiliates. In 2004 we paid CB&T and its affiliates approximately $26.4 million for these services. If these agreements were not renewed or terminated or the services provided to us otherwise disrupted, we would have to obtain these services from an alternative provider. There is a risk that we would not be able to enter into a similar agreement with an alternate provider on terms that we consider favorable or in a timely manner without disruption of our business.

We rely on Visionary Systems, Inc. for software design and support, and any disruption of our relationship with Visionary Systems would negatively impact our business.

        During 2004, we paid Visionary Systems approximately $6.7 million for software development, account origination and consulting services. In the event that Visionary Systems no longer provides us with software and support, our business would be negatively impacted until we retained replacement vendors. We believe that a number of vendors are qualified to perform the services performed by Visionary Systems and believe that this impact would be only temporary.

If we obtain a bank charter, any changes in applicable state or federal laws could adversely affect our business.

        CardWorks, Inc. owns a bank, and as part of our proposed acquisition of CardWorks, Inc. we are applying for permission to acquire that bank. We may or may not receive permission to acquire that bank, and in the future we may apply for other charters as well. If we obtain a bank or credit card bank charter, we will be subject to the various state and federal regulations generally applicable to similar institutions, including restrictions on the ability of the banking subsidiary to pay dividends to us. We are unable to predict the effect of any future changes of applicable state and federal laws or regulations, but such changes could adversely affect the bank's business and operations.

If we ever consolidate the entities that hold our receivables, the changes to our financial statements are likely to be significant.

        When we securitize receivables, they are owned by special purpose entities that are not consolidated with us for financial reporting purposes. The rules governing whether these entities are consolidated are complex and evolving. These rules at some point could be changed or interpreted in a manner that requires us to consolidate these entities. In addition, we might at some point modify how we securitize receivables, or propose modifications to existing securitization facilities, such that the consolidation of these entities could be required. If this occurred, we would include the receivables as assets on our balance sheets and also would include a loan loss reserve. Similarly, we no longer would include the corresponding retained interests as assets. There also would be significant changes to our statements of operations and cash flows. The net effect of consolidation would be dependent upon the amount and nature of the receivables at the time they were consolidated, and although it is difficult to predict the net effect of consolidation, it is likely to be material.

Internet security breaches could damage our reputation and business.

        Internet security breaches could damage our reputation and business. As part of our growth strategy, we may expand our origination of credit card accounts over the internet. The secure transmission of confidential information over the internet is essential to maintaining consumer confidence in our products and services offered online. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer application and transaction data transmitted over the internet. Security breaches could damage our reputation and expose us to a risk of loss or litigation. Moreover, consumers generally are concerned with security and privacy on the internet, and any publicized security problems could inhibit the growth of the internet as a means of conducting commercial transactions. Our ability to solicit new account holders over the internet would be severely impeded if consumers become unwilling to transmit confidential information online.

We recently entered the automobile lending business.

        On April 1, 2005, we completed the acquisition of the Consumer Auto Receivables business of Wells Fargo Financial Consumer Auto Receivables business unit. We are operating these assets in 41 states through 12 branches, 3 regional processing centers and one national collection center based in Lake Mary, Florida under the name CAR Financial Services, Inc. Automobile lending is a new business for us, and we expect to expand further in this business over time. As a new business, we may not be able to integrate or manage the business effectively. In addition, automobile lending exposes us to a range of risks to which we previously have not been exposed, including the regulatory scheme that governs installment loans and those attendant to relying upon automobiles and their liquidation value as collateral. In addition, this business acquires loans on a wholesale basis from used car dealers, for which we will be relying upon the legal compliance and credit determinations by those dealers.

Risks Relating to an Investment in Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell your shares of our common stock when you want or at prices you find attractive.

        The price of our common stock on the Nasdaq National Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

  •
  actual or anticipated fluctuations in our operating results;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  the operating and stock performance of our competitors;

  •
  announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  changes in interest rates;

  •
  the announcement of enforcement actions or investigations against us or our competitors or other negative publicity relating to us or our industry;

  •
  changes in GAAP, laws, regulations or the interpretations thereof that affect our various business activities and segments;

  •
  general domestic or international economic, market and political conditions;

  •
  additions or departures of key personnel; and

  •
  future sales of our common stock and the share lending agreement.

        In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock pursuant to the share lending agreement or in short sales transactions by purchasers of the convertible notes being offered concurrently with this offering, could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

        Sales of significant amounts of our common stock or equity-related securities in the public market, including sales pursuant to the share lending agreement, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. We and our executive officers, including our executive officers who are directors, have agreed, subject to limited exceptions, not to directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of common stock or enter into any hedging transaction relating to our common stock for a period of 90 days from the date of the confidential offering memorandum relating to the convertible notes being offered concurrently with this offering without the prior written consent of the initial purchasers. However, none of our shareholders or directors who are not also executive officers, other than Frank J. Hanna, III and trusts established for the benefit of David G. Hanna and Frank J. Hanna, III or their descendants or spouses, has entered into any such lockup agreement. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, including sales of our common stock in short sales transactions by purchasers of the notes, will have on the trading price of our common stock.

The market price of our common stock may be adversely affected by the share lending agreement.

        We have agreed pursuant to a share lending agreement to lend to Bear, Stearns & Co. Inc., the underwriter of the notes, as agent for its affiliate, Bear, Stearns International Limited, up to 6,624,275 shares of our common stock. Additionally, we are concurrently offering up to $300 million aggregate principal amount of convertible notes, with an option to purchase an additional $50 million of convertible notes, which may be converted, upon the occurrence of certain events, into cash and shares of our common stock pursuant to a formula that will require that the higher the price of our common stock, the greater the number of shares that would be issuable upon conversion. We have been advised by Bear, Stearns & Co. Inc. that in connection with this offering, Bear, Stearns & Co. Inc. intends to facilitate the establishment by the note investors of hedged positions in the notes through purchases of common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. While the issuance upon conversion of the convertible notes requires a reduction of an equal number in the outstanding borrowed shares under the share lending agreement, the effect of the increase in the number of outstanding shares of our common stock issued or issuable pursuant to the share lending agreement or upon conversion of the notes could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by the purchasers of the convertible notes to hedge investments in the convertible notes.

We have the ability to issue preferred shares without shareholder approval.

        Our common shares may be subordinate to classes of preferred shares issued in the future in the payment of dividends and other distributions made with respect to common shares, including distributions upon liquidation or dissolution. Our articles of incorporation permit our board of directors to issue preferred shares without first obtaining shareholder approval. If we issued preferred shares, these additional securities may have dividend or liquidation preferences senior to the common shares. If we issue convertible preferred shares, a subsequent conversion may dilute the current common shareholders' interest.

Our executive officers, directors and parties related to them, in the aggregate, control approximately 65% of our voting stock and may have the ability to control matters requiring shareholder approval.

        Our executive officers, directors and parties related to them own a large enough stake in us to have an influence on, if not control of, the matters presented to shareholders, which percentage ownership will decrease to approximately 56.8% as a result of this offering. As a result, these shareholders may have the ability to control matters requiring shareholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of our assets, and the control of our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change of control of us, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common stock offered by this prospectus supplement. Pursuant to the share lending agreement, we will receive a loan fee of $0.001 for each share that we lend to an affiliate of Bear, Stearns & Co. Inc., which will be used for general corporate purposes. See "Underwriting."

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is quoted on the Nasdaq National Market under the symbol "CCRT." The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock since the first quarter of 2003 as quoted on the Nasdaq National Market.

	Price Range of Common Stock
Fiscal year ended December 31, 2003
	High	Low
1st Quarter 2003	$8.70	$4.90
2nd Quarter 2003	13.40	6.15
3rd Quarter 2003	19.60	11.95
4th Quarter 2003	26.90	17.48
Fiscal year ended December 31, 2004	High	Low
1st Quarter 2004	$24.90	$19.40
2nd Quarter 2004	21.95	14.74
3rd Quarter 2004	20.08	14.60
4th Quarter 2004	27.94	17.97
Fiscal year ended December 31, 2005	High	Low
1st Quarter 2005	$33.18	$25.01
2nd Quarter 2005	34.96	25.63
3rd Quarter 2005	44.95	33.66
4th Quarter 2005 (through November 17, 2005)	46.85	39.13

        The closing price of our common stock on the Nasdaq National Market on November 17, 2005 was $44.03.

        We have never declared or paid cash dividends on our common stock and do not anticipate paying a cash dividend on our common stock in the foreseeable future. We currently intend to retain any earnings for use in our business.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2005. The table also shows adjustments to our capitalization to reflect (i) the sale of the common stock offered by this prospectus supplement, and (ii) the concurrent offering of $300 million of convertible notes and the use of proceeds therefrom (assuming no exercise of the option to purchase additional notes).

        For accounting purposes the convertible notes include embedded derivative instruments which our management has determined to be immaterial in value as of the date of this prospectus supplement.

        You should read this table in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, all of which are incorporated by reference in this prospectus supplement.

	As of September 30, 2005
	Actual	As Adjusted
	(Unaudited) ($ in thousands)
Cash and Cash Equivalents (including restricted cash of $11,990 at September 30, 2005):	$93,906	$386,406

Debt:
Notes payable	161,079	161,079
3.625% Convertible Senior Notes due 2025	250,000	250,000
5.875% Convertible Senior Notes due 2035	—	300,000

Total debt	411,079	711,079
Shareholders' Equity:
Common stock, no par value, 150,000,000 shares authorized: 53,389,205 shares issued and 48,857,483 shares outstanding, actual; and 60,013,480 shares issued and 55,481,758 shares outstanding, as adjusted(1)(2)	—	—
Additional paid-in capital	315,358	315,358
Treasury stock, at cost, 4,531,722 shares	(124,805)	(124,805)
Deferred compensation	(5,707)	(5,707)
Warrant	25,610	25,610
Retained earnings	550,942	550,942

Total shareholders' equity	761,398	761,398

Total capitalization	$922,477	$1,472,477

(1)
Excludes 3,146,016 shares of our common stock that were issuable upon exercise of our outstanding options and warrants as of September 30, 2005, and any shares of our common stock issuable upon conversion of our 3.625% Convertible Senior Notes due 2025 and the convertible notes offered concurrently with this offering and the shares offered hereby.

(2)
The shares that we have agreed to loan to an affiliate of Bear, Stearns & Co. Inc. will be reflected as issued and outstanding in shareholders' equity and such affiliate's obligation to return these shares will be reflected as a reduction of outstanding shares. Based upon current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share.

SHARE LENDING AGREEMENT; CONCURRENT OFFERING OF CONVERTIBLE NOTES

        Concurrently with this offering of common stock, we are offering by means of a separate confidential offering memorandum in a private placement exempt from registration under the Securities Act up to $300 million aggregate principal amount of our convertible notes, with an option to purchase an additional $50 million of convertible notes, to qualified institutional buyers (as defined in Rule 144A under the Securities Act). The convertible notes will be subordinated in right of payment to all of our existing and future secured indebtedness and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. We intend to use the net proceeds from the offering of the convertibles notes to fund acquisitions and/or for general corporate and working capital purposes.

        To make the purchase of convertible notes more attractive to prospective investors, we have entered into a share lending agreement, dated November 17, 2005, with Bear, Stearns & Co. Inc., as agent for its affiliate, Bear, Stearns International Limited, which we refer to as BSIL, as principal, under which we have agreed to loan to BSIL up to 6,624,275 shares of our common stock (assuming the initial purchaser exercises its option to purchase an additional $50 million of convertible notes in our concurrent notes offering) during a period beginning on the date we entered into the share lending agreement and ending on the thirtieth anniversary of the agreement or, if earlier, the date as of which we have notified BSIL in writing of our intention to terminate the agreement at any time after the entire principal amount of the convertible notes ceases to be outstanding as the result of conversion, repurchase or redemption, which we refer to as the "loan availability period." We will receive a loan fee of $0.001 per share for each share of common stock that we loan to BSIL.

        Under the share lending agreement, BSIL is permitted to use the borrowed shares only for the purpose of directly or indirectly facilitating the sale of the convertible notes and the hedging of the convertible notes by holders or for such other purposes as reasonably determined by us.

        Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us, upon the termination of the loan availability period, as well as under the following circumstances:

  •
  BSIL may terminate all or any portion of a loan at any time.

  •
  We may terminate any or all of the outstanding loans upon a default by BSIL under the share lending agreement, including a breach by BSIL of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of BSIL.

  •
  If we enter into a merger or similar business combination transaction with an unaffiliated third party, all outstanding loans will terminate immediately prior to the consummation of that transaction.

        In addition, to the extent that shares of common stock are issued upon the conversion of the convertible notes, an equal number of shares of common stock simultaneously must be returned to us. Except in certain limited circumstances, any borrowed shares returned to us cannot be reborrowed.

        Any shares that we loan to BSIL will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, BSIL has agreed:

  •
  To pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

  •
  To pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

        Bear, Stearns also has agreed under the share lending agreement that it will not vote any borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from BSIL (and any subsequent transferees of such purchases) will be entitled to the same voting rights with respect to those shares as any other holder of our common stock.

        Under the share lending agreement, if BSIL receives a ratings downgrade of its long term, unsecured and subordinated indebtedness below a specified level by Standard & Poor's Ratings Group or Moody's Investor Services, Inc. BSIL has agreed to post and maintain with Bear, Stearns & Co. Inc, acting as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of BSIL to return the borrowed shares of common stock to us when required under the terms of the share lending agreement. In certain limited circumstances, primarily if BSIL is prohibited by law or court order from returning the borrowed shares, we may elect to receive a distribution of the posted collateral in lieu of the delivery of the shares.

        In view of the contractual undertakings of Bear, Stearns & Co. Inc. in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

        We have been advised by BSIL that it intends to use these shares to facilitate the establishment by the convertible note investors of hedged positions in the convertible notes through purchases of common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. BSIL and its affiliates may engage in such transactions at any time and from time to time during the term of the agreement in share amounts to be determined by BSIL and such affiliates. Further, BSIL and its affiliates may from time to time purchase our shares in the market and use such shares to facilitate other similar transactions.

        The existence of the share lending agreement and the short positions established in connection with the sale of the convertibles notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. However, our board of directors has determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the convertible notes on terms more favorable to us than we could have otherwise obtained.

DESCRIPTION OF CAPITAL STOCK

        The following description of material terms of our outstanding capital stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our articles of incorporation, as amended to date, and our bylaws, as amended to date.

        Our common stock is our only class of voting securities outstanding, and it trades on the Nasdaq National Market.

        Our authorized capital stock consists of 150,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of September 30, 2005, there were 53,389,205 shares of common stock issued (including 4,531,722 shares held in Treasury) and options and warrants to purchase 3,146,016 shares of common stock outstanding. The following summary of certain provisions of our capital stock describes certain material provisions of our articles of incorporation and bylaws relating to our common stock and certain provisions of the Georgia Business Corporation Code. However, there may be other provisions of the articles of incorporation and bylaws or of the Georgia Business Corporation Code relating to the rights of shareholders that potential investors may consider important. This summary is not intended to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Georgia Business Corporation Code and judicial decisions interpreting and applying those statutes and to our articles of incorporation and bylaws.

Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to our shareholders. Shares of common stock do not have cumulative voting rights. This means that the holders of a majority of the votes represented by the common stock can elect all of the directors then standing for election. Holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available therefor, subject to preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all its debts and other liabilities, subject to the prior rights of preferred stock, if any, outstanding. Holders of common stock have no preemptive, subscription, redemption or conversion rights and are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares of common stock to be issued upon conversion of the notes will be, validly issued, fully paid and nonassessable upon payment for the shares.

Warrants

        In connection with a securitization facility entered into in the first quarter of 2004, we granted Merrill Lynch Mortgage Capital Inc. a warrant to acquire up to 2,400,000 shares of our common stock at an exercise price of $22.45 per share, subject to adjustment, with associated registration rights. This warrant is exercisable at any time through January 30, 2007.

Preferred Stock

        Our board of directors is authorized to determine the following terms for each series of preferred stock:

  •
  the offering price at which we will issue the preferred stock;

  •
  whether that series of preferred stock will be entitled to receive dividends;

  •
  the dividend rate (or method for determining the rate);

  •
  whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

  •
  the liquidation preference of that series of preferred stock, if any;

  •
  the conversion or exchange provisions applicable to that series of preferred stock, if any;

  •
  the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

  •
  the voting rights of that series of preferred stock, if any; and

  •
  the terms of any other preferences, rights, qualifications, limitations or restrictions, if any, applicable to that series of preferred stock.

Purposes and Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

        Our articles of incorporation and bylaws contain certain provisions that could make the acquisition of CompuCredit Corporation more difficult by means of a tender or exchange offer, a proxy contest or otherwise. The descriptions of these provisions set forth below is intended to be only a summary and is qualified in its entirety by reference to the pertinent sections of the articles of incorporation and the bylaws, which are included as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference in this prospectus supplement.

Special Meetings

        Special meetings of shareholders may be called by shareholders only upon the written demand of holders of at least 25% of our outstanding capital stock.

Preferred Stock

        The board of directors is authorized pursuant to our articles of incorporation to establish one or more series of preferred stock without shareholder approval. We believe that the ability of the board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our shareholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Certain Anti-Takeover Provisions

        The Georgia Business Corporation Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. We have not elected to be covered by such restrictions but may do so in the future.

        The Georgia business combination statute (the "Business Combination Statute") regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an "interested shareholder" of the corporation, unless either (i) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an "interested shareholder," or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an "interested shareholder." For purposes of the Business Combination Statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The Business Combination Statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which such person became an "interested shareholder." The Business Combination Statute is broad in its scope and is designed to inhibit unfriendly acquisitions.

        The Georgia fair price statute (the "Fair Price Statute") prohibits certain business combinations between a Georgia business corporation and an "interested shareholder" unless (i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or (iv) the "interested shareholder" has been such for at least three years and has not increased this ownership position in such three-year period by more than 1% in any twelve-month period. The Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wachovia Bank, National Association, located in Charlotte, North Carolina.

UNDERWRITING

        The shares of our common stock offered by this prospectus supplement are shares that we have agreed to loan to Bear, Stearns International Limited, or BSIL, an affiliate of Bear, Stearns & Co. Inc., pursuant to the share lending agreement. Bear, Stearns & Co. Inc. also is the initial purchaser for the concurrent offering by means of a separate confidential offering memorandum of $300 million in aggregate principal amount of our convertible notes. We have granted to Bear, Stearns & Co. Inc. an option to purchase up to an additional $50 million principal amount of the convertible notes from us at the initial offering price, less the discount to the initial purchaser. Any exercise of this option must close within 13 days of the first issuance of the convertible notes. The additional notes may be sold by Bear, Stearns & Co. Inc. at varying prices, and any gain on the sale of such notes will constitute additional compensation by Bear, Stearns & Co. Inc. See "Share Lending Agreement; Concurrent Offering of Convertible Notes."

        We have been advised by BSIL that it intends to use the proceeds from the sale of these shares to facilitate the establishment by the convertible note investors of hedged positions in the convertible notes through purchases of common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. BSIL and its affiliates may engage in such transactions at any time and from time to time during the term of the agreement in share amounts to be determined by BSIL and such affiliates. Further, BSIL and its affiliates may from time to time purchase our shares in the market and use such shares to facilitate other similar transactions. See "Share Lending Agreement; Concurrent Offering of Convertible Notes" above. We will not receive any proceeds from the sale of shares of our common stock pursuant to this prospectus supplement.

        The underwriter proposes to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker-dealers.

        The following table summarizes the compensation and estimated expenses we will pay.

	Per Share	Total
Underwriting Discounts and Commissions paid by us	$0	$0
Expenses payable by us	$0.04	$250,000

        The public offering price does not reflect a commission equivalent the underwriter will receive from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.

        Bear, Stearns & Co. Inc. and its respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates.

        We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

        In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriter's overallotment option to purchase additional shares from us in the offering. The underwriter may close out any covered short position by either exercising the overallotment option to purchase additional shares of purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be a downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the shares made by the underwriter in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

        A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering. Internet distributions will be allocated by the underwriter that will make Internet distributions on the same basis as other allocations.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in our Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their report which is also included therein and incorporated by reference herein.

LEGAL MATTERS

        Certain legal matters in connection with the offering of the common stock hereby will be passed upon for us by Troutman Sanders LLP and for the underwriters by Latham & Watkins LLP and Orrick, Herrington & Sutcliffe LLP.

PROSPECTUS

$350,000,000

COMPUCREDIT CORPORATION

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

        We will provide specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and any prospectus supplements, as well as documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our business involves significant risks and uncertainties. These risks are described under the caption "Risk Factors" beginning on page 6.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 7, 2004.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that CompuCredit filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings for up to a total dollar amount of $350,000,000.

        This prospectus provides you only with a general description of CompuCredit and the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the additional information incorporated by reference and described below under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or contained in this prospectus and any applicable prospectus supplement that may be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any applicable prospectus supplement, including any information incorporated by reference, is accurate other than at the date indicated on the cover page of the documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise mentioned or the context requires otherwise, all references in this prospectus to "CompuCredit," "we," "us," "Our" or similar references mean CompuCredit Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        CompuCredit files reports and other information with the SEC. You may read and copy this information at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and electronic versions of these filings are available on the internet at the web site that the SEC maintains at www.sec.gov. You may obtain further information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. CompuCredit's stock is quoted on the Nasdaq National Market. Information concerning CompuCredit also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

        We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of shares or debt securities is completed. We also incorporate by reference the following documents that already have been filed with the SEC:

  (a)
  CompuCredit's Annual Report on Form 10-K for the year ended December 31, 2003;

  (b)
  CompuCredit's Quarterly Report on Form 10-Q for the three months ended March 31, 2004; and

  (c)
  The description of the common stock included in CompuCredit's Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act on April 12, 1999 (SEC File No. 0-25751), including any amendment or report filed for the purpose of updating such description.

        We will provide, without charge, to each person to whom this prospectus has been delivered a copy of any or all of these filings (other than exhibits to documents that are not specifically incorporated by reference in the documents). You may request copies of these filings by writing or telephoning us at: CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, Attn: Secretary, (770) 206-6200.

SUMMARY

        This prospectus is part of a registration statement that we filed with the SEC using the "shelf" registration process. Under this process, we may offer, from time to time, common stock, preferred stock and debt securities. The following describes the company and these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and any applicable prospectus supplement.

THE COMPANY

        A general discussion of the business of CompuCredit follows. For additional information about our business, including specific descriptions of how we market and segment customers and other operational items, please visit our website at www.compucredit.com. You should not consider the information on our website to be part of this prospectus.

        CompuCredit is principally a provider of credit and related financial services and products to, or associated with, the underserved, or sub-prime, consumer credit market. Historically, we have served this market primarily through marketing and solicitation of credit card accounts originated by banks under agreements with us and our servicing of the credit card receivables underlying the originated accounts. Since 1998, we have used acquisitions of distressed portfolios of credit card receivables as a channel for adding credit card receivables. Commencing in 2002 and continuing into 2003, however, we used acquisitions of distressed portfolios as the primary channel for adding credit card receivables, principally because we have been able to obtain better leverage (or advance rates) against the discounted purchase prices of these acquired receivables than we can obtain against receivables generated through our other origination channels. Recent distressed receivables portfolio acquisitions have included:

  •
  A 50% interest in CSG, LLC during the second quarter of 2002. CSG was formed during the second quarter of 2002 by affiliates of Goldman, Sachs & Co. and Salomon Smith Barney and one of our wholly owned subsidiaries. CSG was formed to acquire notes and a subordinate, certificated interest issued by a trust that had acquired approximately $1.5 billion (face amount) of credit card receivables from Providian National Bank.

  •
  The retained interests in a trust from Federated Department Stores, Inc. that then owned approximately $1.0 billion (face amount) of receivables arising from private label revolving credit cards that were used to purchase items from the Fingerhut catalog. This transaction occurred during the third quarter of 2002.

  •
  A 62.5% interest in Embarcadero Holdings, LLC during the third quarter of 2003. Embarcadero was formed by an affiliate of Merrill Lynch and one of our wholly owned subsidiaries in connection with the acquisition of approximately $824 million (face amount) in credit card receivables from Providian Bank.

        We decide whether to increase the amount of receivables that we originate or to acquire other portfolios based upon several factors, particularly credit quality and financing costs. We assess credit quality using an analytical model that we believe predicts likelihood of payment more accurately than traditional credit scoring models. For instance, we have identified factors (such as delinquencies, defaults and bankruptcies) that under some circumstances we weight differently than do other credit providers. Our analysis enables us to better identify consumers within the underserved market who are likely to be better credit risks than otherwise would be expected. Similarly, we apply our analytical model to entire portfolios in order to identify those that may be more valuable than the seller or other potential purchasers might recognize.

        As is customary in our industry, we finance most of our credit card receivables by selling them to a securitization vehicle, such as a trust, that in turn sells participation interests in the form of notes. The rates of return that purchasers require and the portion of the funding that the purchasers are willing to provide (as contrasted with the portion that we must provide), which is known as the advance rate, are our two most significant financial considerations. In 2001, the advance rates provided by purchasers of participation interests in our securitization facilities decreased significantly, thereby leading us to conclude that we could not earn our desired returns on equity from growing the receivables within our originated portfolio master trust. As a result, we reduced our marketing efforts significantly and even then focused our efforts narrowly. However, we have been able to obtain attractive financing for acquisitions of portfolios and, hence, were able to complete the acquisitions described above.

        In January 2004, we completed a new financing arrangement with Merrill Lynch that provides us significantly improved advance rates. As a result, we are in the process of increasing marketing and related efforts with the goal of growing receivables within the originated portfolio master trust. We also plan to pursue opportunities to acquire credit card receivables.

        During 2003, we began expanding into other sub-prime finance activities through our acquisitions of previously charged off credit card receivables through a new subsidiary, Jefferson Capital Systems, LLC ("Jefferson Capital"), to take advantage of what we considered to be an opportunity within the previously charged off receivables recovery area. Through Jefferson Capital, we acquired defaulted receivables with an aggregate face value amount of approximately $2.1 billion at a cost of $40.7 million, with respect to which we collected $64.6 million in 2003. All but one of the Company's acquisitions of previously charged off credit card receivables during 2003 were from the securitization trusts underlying the Company's retained interests investments.

        During 2004, we expect to expand our product offerings to our sub-prime consumer market base by developing new products and services that we can provide to them and by acquiring other complementary sub-prime lenders and businesses. As evidence of this, we began rolling out a stored-value or debit card initiative during the first quarter of 2004; through this initiative, we believe that we can nurture a platform for transactional and other fee income growth and for possible expansion into further lending opportunities to our debit card customer base. We also entered into an agreement in April of this year to acquire another complementary sub-prime lender in a transaction that we expect to complete either late in our second quarter or early during our third quarter of 2004.

THE SECURITIES

        We may offer, from time to time, up to $350,000,000 of securities in one or more offerings.

Common Stock

        We may offer shares of our common stock. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Preferred Stock

        We may offer shares of our preferred stock. Each series of preferred stock may have different terms, including dividend rights, redemption provisions, rights in the event of liquidation, dissolution or winding up of CompuCredit, voting rights and conversion rights. Each series of preferred stock will rank prior to our common stock.

Debt Securities

        We may offer debt securities, which may or may not be guaranteed, in the form of senior debt, senior subordinated debt or subordinated debt. While we have routine accounts and notes payable and accrued expenses outstanding associated with our normal operating and investing activities, we have not issued any debt securities. If we issue debt securities, each issuance of debt securities may have different terms, including interest rates, maturity dates, voluntary and mandatory redemption provisions, covenants, security features and conversion rights. Senior debt securities will rank equally with all of our other unsecured unsubordinated debt. Subordinated debt securities will rank junior with respect to our senior debt securities. Additionally, debt securities may provide for conversion into common stock or other securities of the Company.

        Any senior or subordinated debt CompuCredit issues will be under separate indentures between CompuCredit and a trustee. You are encouraged to read the forms of indenture filed as an exhibit to, and incorporated by reference in, the registration statement to which this prospectus relates. The particular terms of a series of debt securities will be described in the prospectus supplement relating to that series of debt securities.

GENERAL

        Our executive offices are located at 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, and the telephone number at that address is (770) 206-6200. Our internet address is www.compucredit.com. Information contained on an internet web site is not incorporated by reference into this prospectus. You should not consider the information on our website to be part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements; however, this report also contains forward-looking statements that may not be so identified. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results may differ materially from those suggested by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the factors set forth below. We expressly disclaim any obligation to update any forward-looking statements in any manner except as may be required in connection with our disclosure obligations in filings we make with the SEC under the Federal securities laws or as otherwise required by law.

RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment. We will update these risks as required by law.

        In addition, the prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption "Risk Factors" in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

The cash flows we receive from our retained interests in securitizations currently drive our financial performance and are dependent upon the cash flows received on the credit card receivables underlying our securitizations

        The collectibility of the receivables underlying our securitizations is a function of many factors including the criteria used to select who is issued a credit card, the pricing of the credit products, the length of the relationship with each cardholder, general economic conditions, the rate at which cardholders repay their accounts, and the rate at which cardholders charge or become delinquent. To the extent we have over estimated collectibility, in all likelihood we have over estimated our financial performance. Some of these concerns are discussed more fully below.

        We may not successfully evaluate the creditworthiness of our customers and may not price our credit products so as to remain profitable.    The creditworthiness of our target market is generally considered "subprime," based on guidance issued by the agencies that regulate the banking industry. Thus, our customers generally have a higher risk of nonpayment, higher frequencies of delinquencies and higher credit losses than consumers who are served by more traditional providers of consumer credit. Some of the consumers included in our target market are consumers who are dependent upon finance companies, consumers with only retail store credit cards and/or lacking general purpose credit cards, consumers who are establishing or expanding their credit and consumers who may have had a delinquency, a default or, in some instances, a bankruptcy in their credit histories, but have, in our view, demonstrated recovery. We price our credit products taking into account the risk level of our target customers. If our estimates are incorrect, customer default rates will be higher, we will receive less cash from our securitizations, which will result in a decrease in the value of our retained interests (which are based on expected future cash flows), and we will experience reduced levels of net income.

        While portions of our credit card portfolio are somewhat seasoned, other portions, particularly those that we have acquired or may acquire may not be, and we therefore may have limited ability to predict their and our performance.    A portfolio of older accounts generally behaves more predictably than a newly originated portfolio. In general, as the average age of an originated credit card receivables portfolio increases, delinquency and charge off rates can be expected to increase and then stabilize. Any increases in delinquencies and charge offs beyond our expectations will decrease the value of our retained interests in securitization transactions resulting in a decrease in our net income. This also may reduce the funds available for our future growth and may hinder our ability to complete other securitizations in the future. Our delinquency rates on our originated credit card receivables (the percentage of our accounts more than 60 days past due) have fluctuated over the last several years from 11.1% at December 31, 2001 to 13.9% at December 31, 2002 to 12.0% at December 31, 2003 and 10.5% at March 31, 2004. The majority of our charge offs occur when the account becomes contractually 180 days delinquent. Thus, increased charge offs would generally follow increased delinquencies, absent significant changes in collection activities. During 2001 and 2002 a greater than expected charge off ratio adversely impacted our business. As a portfolio ages our experience with it grows as does our ability to predict its performance.

        An economic slowdown could increase credit losses and/or decrease our growth.    Because our business is directly related to consumer spending, any period of economic slowdown or recession could make it more difficult for us to add or retain accounts or account balances. In addition, during periods of economic slowdown or recession, we expect to experience an increase in rates of delinquencies and the frequency and severity of charge offs. Our actual rates of delinquencies and frequency and severity of credit losses may be higher under adverse economic conditions than those experienced in the consumer finance industry generally because of our focus on the sub-prime market. Changes in credit card use, payment patterns and the rate of defaults by account holders may result from a variety of unpredictable social, economic and geographic factors. Social factors include, among other things, changes in consumer confidence levels, the public's perception of the use of credit cards and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include, among other things, the rates of inflation, the unemployment rates and the relative interest rates offered for various types of loans. Moreover, adverse changes in economic conditions in states where account holders are located could have a direct impact on the timing and amount of payments that they make on their credit card accounts.

        Because a significant portion of our reported income is based on management's estimates of the performance of securitized receivables, differences between actual and expected performance of the receivables may cause fluctuations in net income.    Income from the sale of credit card receivables in securitization transactions and income from retained interests in credit card receivables securitized have constituted, and are likely to continue to constitute, a significant portion of our income. Portions of this income are based primarily on management's estimates of cash flows we expect to receive from the interests that we retain when we securitize receivables. Differences between actual and expected performance of the receivables may cause fluctuations in our net income. The expected cash flows are based on management's estimates of interest rates, default rates, payment rates, new purchases, costs of funds paid to investors in the securitizations, servicing costs, discount rates and required amortization payments. These estimates are based on a variety of factors, many of which are not within our control. As a result, these estimates will differ from actual performance. During the fourth quarter of 2001, we increased the discount rate used to value our retained interests from 14.2% used at September 30, 2001, to 34.9%. This resulted in a substantial loss. We increased our discount rate primarily to reflect the higher rate of return required by investors. During the second quarter of 2002, we hired an independent financial advisory firm to assist management in the evaluation of our residual cash flow discount rate. Based upon the advice of the independent financial advisory firm we revised the estimate for the residual cash flow discount rate to 22.5%, from 34.9% at March 31, 2002 (and it has remained at this level since that time). This resulted in an increase in the value of our retained interests. We attribute the change to a lessening of market place concern regarding the performance of other credit card issuers and our improved liquidity. This change emphasizes, however, that the discount rate may be volatile.

        Increases in expected losses and delinquencies may prevent us from continuing to securitize receivables in the future on similar terms.    Greater than expected delinquencies and losses could also impact our ability to complete other securitization transactions on acceptable terms or at all, thereby decreasing our liquidity and forcing us to either decrease or stop our growth or rely on alternative, and potentially more expensive funding sources to the extent available.

        Increased utilization of existing credit lines by cardholders would require us to establish additional securitization facilities or curtail credit lines.    Our existing commitments to extend credit to cardholders exceeded our commitments for securitizations by over 1.1 to 1 at March 31, 2004. If all of our cardholders were to use their entire lines of credit at the same time, we would not have sufficient capacity to fund card use. However, in that event, we could either reduce our cardholders' available credit lines or establish additional securitization facilities. This would subject us to several of the other risks that we have described in this section.

        Increases in expected losses and delinquencies may cause us to incur losses on our retained interests.    If the actual amounts of delinquencies and losses that occur in our securitized receivables are greater than our expectations, the value of our retained interests in the securitization transactions will be decreased. Since we derive a portion of our income from these retained interests, higher than expected rates of delinquency and loss could cause our net income to be lower than expected. In addition, under the terms of our securitizations agreements, levels of loss and delinquency could result in us being required to repay our securitizations investors earlier than expected, reducing funds available to us for future growth.

        Our portfolio of credit card receivables is not diversified and originates from cardholders whose creditworthiness is considered sub-prime.    We obtain the receivables that we securitize in one of two ways—we either originate receivables (through our relationships with credit card issuers) or purchase receivables from other credit card issuers. In either case, substantially all of our securitized receivables originate from sub-prime borrowers. Our reliance on sub-prime receivables has in the past (and may in the future) negatively impacted our performance. For example, in the fourth quarter of 2001, we suffered a substantial loss after we increased our discount rate to reflect the higher rate of return required by investors in sub-prime markets. Because our receivables portfolios are all of substantially the same character (i.e., sub-prime), the increased discount rate resulted in a decrease in the value of our various receivables portfolios. These losses may have been mitigated if our portfolios consisted of higher grade receivables in addition to our sub-prime receivables. Since our portfolios are undiversified, negative market forces have the potential to cause a widespread adverse impact. We have no immediate plans to issue or acquire substantial amounts of higher quality receivables (although we could in the event of appropriate opportunities).

        Seasonal consumer spending may result in fluctuations in our net income.    Our quarterly income may substantially fluctuate as a result of seasonal consumer spending. In particular, our customers may charge more and carry higher balances during the year-end holiday season and before the beginning of the school year, resulting in corresponding increases in the receivables we manage and subsequently securitize during those periods.

        Increases in interest rates may increase our cost of funds and may reduce the payment performance of our customers.    Increases in interest rates may increase our cost of funds, which could significantly affect our results of operations and financial condition. Our credit card accounts have variable interest rates. Significant increases in these variable interest rates may reduce the payment performance of our customers.

        Due to the lack of historical experience with internet customers, we may not be able to successfully target these customers or evaluate their creditworthiness.    There is less historical experience with respect to the credit risk and performance of credit card customers acquired over the internet. As part of our growth strategy, we may expand our origination of credit card accounts over the internet; however, we may not be able to successfully target and evaluate the creditworthiness of these potential customers. Therefore, we may encounter difficulties managing the expected delinquencies and losses and appropriately pricing our products.

We are substantially dependent upon securitizations and other borrowed funds in order to fund the credit card receivables that we originate or purchase.

        All of our securitization facilities are of finite duration (and ultimately will need to be extended or replaced) and contain conditions that must be fulfilled in order for funding to be available. Although our primary facility with Merrill Lynch alleviates for the foreseeable future our principal exposure to advance rate fluctuations, in the event that in the future advance rates (i.e., the percentage on a dollar of receivables that lenders will lend us) for securitizations are reduced, investors in securitizations require a greater rate of return, we fail to meet the requirements for continued funding, or securitizations otherwise become unavailable to us, we may not be able to maintain or grow our base of credit card receivables or it may be more expensive for us to do so. In addition, because of advance rate limitations, we maintain retained interests in our securitizations that must be funded through profitable operations, equity raised from third parties, or funds borrowed elsewhere. The cost and availability of equity and borrowed funds is dependent upon our financial performance, the performance of our industry generally, and general economic and market conditions; we have experienced time periods recently during which equity and borrowed funds have been both expensive and difficult to obtain. Some of the above concerns are discussed more fully below.

        Our growth is dependent on our ability to add new securitization facilities.    We finance the significant majority of our receivables through securitizations. To the extent we grow our receivables significantly, our cash requirements are likely to exceed the amount of cash we generate from operations, thus requiring us to add new securitization facilities. Our historic and projected performance impact whether, on what terms and at what cost we can sell interests in our securitizations. If additional securitization facilities are not available on terms we consider acceptable, or if existing securitization facilities are not renewed on terms as favorable as we have now or are not renewed at all, we may not be able to grow. In 2002 and 2003, we slowed our growth plans for originated receivables because our securitizations were set to mature in 2004, and we did not have any assurances that we would be able to obtain new securitizations on satisfactory terms. In January 2004, we entered into a new securitization facility on terms that we felt were advantageous, and we made a decision to begin originating again; when this facility expires or as our cash needs otherwise grow beyond our plans, however, we may have difficulty obtaining financing on satisfactory terms, which could restrict our growth. In connection with this new securitization facility, we issued to the investor a warrant to acquire 2.4 million shares of the Company's common stock (or approximately 4.4% of the fully diluted shares outstanding assuming conversion of the preferred stock).

        As our securitization facilities mature, they will be required to accumulate cash that therefore will not be available for operations.    Repayment for certain term securitization facilities has begun for us as early as one year prior to their scheduled maturity date. Additionally, certain of our conduit facilities have maturities of only 364 days, after which repayment must begin. Once repayment begins and until the facility is paid, payments from customers on credit card receivables may be accumulated to repay the investors and may not be available for reinvestment in new credit card receivables. Consequently, our funding requirements for new credit card receivables increase accordingly. If our securitization facilities begin to accumulate cash and we also are unable to obtain additional sources of liquidity, such as debt, equity or new securitization facilities that are structurally subordinate to the facilities accumulating cash, we may be forced to prohibit new purchases in some or all of our credit card accounts in order to significantly reduce our need for any additional cash. When a securitization facility matures, the underlying trust continues to own the credit card receivables and effectively the maturing facility maintains its priority in its right to payments following collections on the underlying credit card receivables until it is repaid in full. As a result, new purchases need to be funded using debt, equity or a replacement facility subordinate to the maturing facility's interest in the underlying credit card receivables. Although this subordination historically has not made it more difficult to obtain replacement facilities, it may do so in the future.

        We may be unable to obtain capital from third parties needed to fund our existing securitizations or may be forced to rely on more expensive funding sources.    We need equity or debt capital to fund our retained interests in our securitizations. Investors should be aware of our dependence on third parties for funding and our exposure to increases in costs for that funding. External factors, including the general economy, impact our ability to obtain funds. In late 2001, we needed additional liquidity to fund our operations as well as the growth in the retained interests in our securitizations, and we had a difficult time obtaining those needed funds. We were not able to issue common stock at a price we deemed acceptable due to a variety of factors, including a general economic slowdown, the repercussions from the events of September 11, 2001, uncertainty in the liquidity markets in general, concerns surrounding the poor performance of our competitors and our failure to meet analysts' expectations given the slowdown in the growth of our managed receivables. At the same time, due to many of these factors, we were able to sell our retained interests in our securitization only at a dramatically increased rate of return to the investors. During the fourth quarter of 2001, we utilized our revolving credit facility to fund the portion of our receivables growth that could not be funded through securitization. To date, we have not replaced our revolving credit facility, which expired in January 2002. If in the future we need to replace that facility or otherwise raise cash by issuing additional debt or equity or by selling a portion of our retained interests, there is no certainty that we will be able to do so or that we will be able to do so on favorable terms. Our ability to replace our credit facility or otherwise raise cash will depend on factors such as our performance and creditworthiness, the performance of our industry, the performance of issuers of other non-credit card-based asset backed securities, and the general economy.

        The timing and size of securitizations may cause fluctuations in quarterly income.    Substantial fluctuations in the timing or the volume of receivables securitized will cause fluctuations in our quarterly income. Factors that affect the timing or volume of securitizations include the growth in our receivables, market conditions and the approval by all parties of the terms of the securitization.

        The performance of our competitors may impact the costs of our securitizations.    Investors in our securitizations compare us to Capital One, Providian, Metris and other sub-prime credit card issuers and, to a degree, our performance is tied to their performance. Generally speaking, our securitizations investors also invest in our competitors' securitizations. These investors broadly invest in the credit card industry, and when they evaluate their investments, they typically do so on the basis of overall industry performance. Thus, when our competitors perform poorly, we typically experience negative investor sentiment, and the investors in our securitizations require greater returns, particularly with respect to subordinated interests. In the fourth quarter of 2001, for instance, investors demanded unprecedented returns. In the event that investors unexpectedly require higher returns and we sell our retained interests at that time, the total return to the buyer may be greater than the discount rate we are using to value the retained interests in our financial statements. This would result in a loss for us at the time of the sale as the total proceeds from the sale would be less than the carrying amount of the retained interests in our financial statements. We would also potentially increase the discount rate used to value all of our other retained interests, which would also result in further losses. Conversely, if we sold our retained interests for a total return to the investor that was less than our current discount rate, we would record income from the sale, and we would potentially decrease the discount rate used to value all of our other retained interests, which would result in additional income.

        We may be required to pay to investors in our securitizations an amount equal to the amount of securitized receivables if representations and warranties made to us by sellers of the receivables are inaccurate.    The representations and warranties made to us by sellers of receivables we purchased may be inaccurate. We rely on these representations and warranties when we securitize these purchased receivables. In securitization, we make representations and warranties to investors and, generally speaking, if there is a breach of our representations and warranties, then under the terms of the applicable investment agreement, we could be required to pay the investors a sum equal to the amount of the securitized receivables. Thus, our reliance on a representation or warranty of a receivables seller, which proves to be false and causes a breach of one of our representations or warranties, could subject us to a potentially costly liability.

Our financial performance is, in part, a function of the aggregate amount of credit card receivables that are outstanding

        The aggregate amount of outstanding credit card receivables is a function of many factors, including purchase rates, payment rates, interest rates, seasonality, general economic conditions, competition from other credit card issuers and other sources of consumer financing, access to funding as noted above and the success of our marketing efforts. To the extent that we have over estimated the size or growth of our credit card receivables, in all likelihood we have over estimated our future financial performance.

        Intense competition for credit card customers may cause us to lose accounts or account balances to competitors.    We may lose entire accounts, or may lose account balances, to competing card issuers that offer lower interest rates and fees or other more attractive terms or features. We believe that customers choose credit card issuers largely on the basis of interest rates, fees, credit limits and other product features. For this reason, customer loyalty is often limited. Our future growth depends largely upon the success of our marketing programs and strategies. Our credit card business competes with national, regional and local bank card issuers and with other general purpose credit card issuers, including American Express®, Discover® and issuers of Visa® and MasterCard® credit cards. Some of these competitors may already use or may begin using many of the programs and strategies that we have used to attract new accounts. In addition, many of our competitors are substantially larger than we are and have greater financial resources. Further, the Gramm-Leach-Bliley Act of 1999, which permits the affiliation of commercial banks, insurance companies and securities firms, may increase the level of competition in the financial services market, including the credit card business.

        We may be unable to sustain and manage our growth.    We may experience fluctuations in net income or sustain net losses if we are not able to sustain or effectively manage our growth. Growth is a product of a combination of factors, many of which are not in our control. Factors include:

  •
  growth in both existing and new account balances;
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  the degree to which we lose accounts and account balances to competing credit card issuers;
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  levels of delinquencies and charge offs;
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  the availability of funding, including securitizations, on favorable terms;
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  our ability to sell retained interests at favorable terms;
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  our ability to attract new customers through originations or portfolio purchases;
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  the level of costs of soliciting new customers;
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  the level of response to our solicitations;
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  our ability to employ and train new personnel;
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  our ability to maintain adequate management systems, collection procedures, internal controls and automated systems; and

  •
  general economic and other factors beyond our control.

        Our decisions regarding marketing can have a significant impact on our growth.    We can increase or decrease, as the case may be, the size of our outstanding receivables balances by increasing or decreasing our marketing efforts. Marketing is expensive, and during periods when we have less liquidity than we like or when prospects for continued liquidity in the future do not look promising, we may decide to limit our marketing and thereby our growth. A decline in the balance of our receivables securitized would reduce our net income in future periods. We decreased our marketing during 2003, although as a result of our new Merrill Lynch securitization facility, we expect to increase our marketing in 2004.

        Our operating expenses and our ability to effectively service our credit card accounts is dependent on our ability to estimate the future size and general growth rate of the portfolio.    One of our servicing agreements causes us to make additional payments if we overestimate the size or growth of our business. These additional payments compensate the servicer for increased staffing expenses it incurs in anticipation of our growth. If we grow more slowly than anticipated, we may still have higher servicing expenses than we actually need, thus reducing our net income.

We operate in a heavily regulated industry

        Changes in bankruptcy, privacy or other consumer protection laws may adversely affect our ability to collect credit card account balances or otherwise adversely affect our business or expose us to litigation. Similarly, regulatory changes could adversely affect our ability to market credit cards and other products and services to our customers. The accounting rules that govern our business are exceedingly complex, difficult to apply and in a state of flux. As a result, how we value our credit card receivables and otherwise account for our business (including whether we consolidate our securitizations) is subject to change depending upon the interpretation of, and changes in, those rules. Some of these issues are discussed more fully below.

        Consumer protection laws may make collection of credit card account balances more difficult or may expose us to the risk of litigation.    Any failure to comply with legal requirements by Columbus Bank and Trust, as the primary issuer of our credit cards, or by us or Columbus Bank and Trust, as the servicer of our credit card accounts, could significantly impair our ability to collect the full amount of the credit card account balances. Further, any such failure to comply with the law could expose us or Columbus Bank and Trust to the risk of litigation under state and federal consumer protection statutes, rules and regulations. Our operations and the operations of Columbus Bank and Trust are regulated by federal, state and local government authorities and are subject to various laws, rules and regulations, as well as judicial and administrative decisions imposing requirements and restrictions on our business. Due to the consumer-oriented nature of the credit industry, there is a risk that we or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws. There is always a risk that new legislation or regulations could place additional requirements and restrictions on our business. Moreover, this risk is amplified since our target market consists almost entirely of "sub-prime" borrowers, and lawmakers and regulators have recently shown an interest in increasing the regulation of this segment in order to protect the customers of, and investors in, sub-prime lenders. The institution of any litigation of this nature or any judgment against us or any other industry participant in any litigation of this nature could adversely affect our business and financial condition in a variety of ways.

        Changes to consumer protection laws may impede collection efforts or reduce collections.    Federal and state consumer protection laws regulate the creation and enforcement of consumer loans, including credit card accounts and receivables. Changes or additions to those regulations could make it more difficult for a servicer of receivables to collect payments on those receivables or could reduce the finance charges and other fees that an originator can charge on credit card account balances, resulting in reduced collections.

        Receivables that do not comply with consumer protection laws may not be valid or enforceable under their terms against the obligors on those receivables, which would also result in reduced collections on our credit card accounts.

        If an account holder sought protection under federal or state bankruptcy or debtor relief laws, a court could reduce or discharge completely the account holder's obligations to repay amounts due on its account and, as a result, the related receivables would be charged-off as uncollectible.

        Changes in law may increase our credit losses and administrative expenses, restrict the amount of interest and other charges imposed on the credit card accounts or limit our ability to make changes to existing accounts.    Numerous legislative and regulatory proposals are advanced each year, which, if adopted, could harm our profitability or limit the manner in which we conduct our activities. Changes in federal and state bankruptcy and debtor relief laws may increase our credit losses and administrative expenses. More restrictive laws, rules and regulations may be adopted in the future which could make compliance more difficult or expensive, further restrict the amount of interest and other charges we can impose on the credit card accounts we originate or market, target sub-prime lenders, limit our ability to make changes to the terms of existing accounts or otherwise significantly harm our business.

        Changes in law may restrict us from entering, or require us to exit, various businesses.    Federal and state consumer protection laws increasingly are being enacted that limit or prohibit various types of lending. For instance, Georgia recently enacted a law that prohibits, among other things, certain lending by out-of-state banks through in-state agents where the agent retains a predominant interest in the loan. Other states may limit or prohibit this same type of activity or may limit or prohibit other types of lending activity focused on the under-served, sub-prime market. The consequences of this type of limitation or prohibition include the possibility that we could not provide these lending services in the affected states or that we would have to limit our activities or exit entire businesses in those states.

        Negative publicity may impair acceptance of our products.    Critics of the credit card industry have in the past focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim either are confusing or result in prices that are too high. Increased criticism of the industry or criticism of us in the future could hurt customer acceptance of our products or lead to changes in the law or regulatory environment, either of which would significantly harm our business.

        Internet security breaches could damage our reputation and business.    As part of our growth strategy, we may expand our origination of credit card accounts over the internet. The secure transmission of confidential information over the internet is essential to maintaining consumer confidence in our products and services offered online. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer application and transaction data transmitted over the internet. Security breaches could damage our reputation and expose us to a risk of loss or litigation. Moreover, consumers generally are concerned with security and privacy on the internet, and any publicized security problems could inhibit the growth of the internet as a means of conducting commercial transactions. Our ability to solicit new account holders over the internet would be severely impeded if consumers become unwilling to transmit confidential information online.

We routinely explore various opportunities to grow our business, including the purchase of credit card receivable portfolios and other businesses

        There are a number of risks attendant to any acquisition, including the possibility that we will overvalue the assets to be purchased, that we will not be able to successfully integrate the acquired business or assets, and that we will not be able to produce the expected level of profitability from the acquired business or assets. As a result, the impact of any acquisition on our future performance may not be as favorable as expected and actually may be adverse.

        Our portfolio purchases may cause fluctuations in reported managed receivables data, which may reduce the usefulness of historical managed loan data in evaluating our business. Our reported managed receivables data may fluctuate substantially from quarter to quarter as a result of recent and future portfolio acquisitions. As of March 31, 2004, portfolio acquisitions accounted for 39% of our total portfolio based on our ownership percentages.

        Credit card receivables included in purchased portfolios may have been originated using credit criteria different from our criteria. As a result, some of these receivables have a different credit quality than receivables we originated. Receivables included in any particular purchased portfolio may have significantly different delinquency rates and charge off rates than the receivables previously originated and purchased by us. These receivables may also earn different interest rates and fees as compared to other similar receivables in our receivables portfolio. These variables could cause our reported managed receivables data to fluctuate substantially in future periods making the evaluation of our business more difficult.

        We recently acquired a non-credit card sub-prime lender and currently are considering several other acquisitions of, or investments in, businesses other than credit card issuers. These businesses all involve lending to sub-prime consumers, but through other channels. Any acquisition or investment that we make would involve risks different from and in addition to the risks to which our business is currently exposed. These include the risks that we will not be able to successfully integrate and operate new businesses, that we will be exposed to, and have to comply with, different regulatory regimes and that we will not be able to apply our traditional analytical framework (which is what we expect to be able to do) in a successful and value-enhancing manner.

Other Risks

        We also face a number of other uncertainties. These include:

        The existence of preferred stock and warrants could adversely impact holders of common stock.    As of March 31, 2004, our Series A Preferred Stock and Series B Preferred Stock in the aggregate could be converted into approximately 4.8 million shares of common stock, or 9.1% of the number of shares that would be outstanding immediately following conversion. Additionally, dividends on the preferred stock will generally be paid in additional shares of preferred stock on a quarterly basis, which means that over time the holders of the preferred stock will be entitled to convert their shares into an even greater percentage of our common stock. For example, assuming no dividends are paid in cash, none of the preferred stockholders exercise their conversion rights and the anti-dilution rights of the preferred stockholders are not triggered, five years after issuance (December 2006) the preferred stock could be converted into approximately 13.5% of the common stock outstanding at the time of issuance. In addition, the holders of the preferred stock have the right to vote separately on various items—including material corporate transactions—and may not vote in a manner beneficial to the interests of the common stockholders where the interests of the two classes are different. Additionally, 2.4 million warrants issued to Merrill Lynch in January 2004 would represent 4.4% of the outstanding shares following conversion and assuming conversion of the preferred stock.

        Unless we obtain a bank charter, we cannot issue credit cards other than through an agreement with a bank.     Because we do not have a bank charter, we currently cannot issue credit cards other than through an agreement with a bank. Substantially all of our new credit card issuances are made under an agreement with Columbus Bank and Trust. Based on the fact that we are a sub-prime lender, we believe it would be difficult for us to charter a bank in the current regulatory environment and a recent application by us to acquire a bank was denied. Unless we obtain a bank charter, we will continue to rely upon Columbus Bank and Trust to issue credit cards to our customers. If our agreement with Columbus Bank and Trust were terminated or otherwise disrupted, there is a risk that we would not be able to enter into an agreement with an alternate provider on terms that we consider favorable or in a timely manner without disruption of our business.

        Because we outsource account-processing functions that are integral to our business, any disruption or termination of that outsourcing relationship could harm our business.    We outsource account and payment processing pursuant to agreements with Columbus Bank and Trust and its affiliates. In 2003, we paid Columbus Bank and Trust and its affiliates approximately $23.4 million for these services. If these agreements were terminated or the services provided to us were otherwise disrupted, we would have to obtain these services from an alternative provider. There is a risk that we would not be able to enter into a similar agreement with an alternate provider on terms that we consider favorable or in a timely manner without disruption of our business.

        We rely on Visionary Systems, Inc. for software design and support, and any disruption of our relationship with Visionary Systems would negatively impact our business.    Visionary Systems is a designer of computer software and provider of processing and other computer services. Two of our officers, Richard R. House, Jr. and Richard W. Gilbert, each indirectly owned 9.5% of its stock prior to the sale of Visionary Systems in 2004 to an unaffiliated third-party. During the year ended December 31, 2003, we paid Visionary Systems approximately $10.7 million for software development, account origination and consulting services. In the event that Visionary Systems were no longer able or willing to provide us with software and support, our business would be negatively impacted until we retained replacement vendors. We believe that a number of vendors are qualified to perform the services performed by Visionary Systems and believe that this impact would only be temporary.

        If we obtain a bank charter, any changes in applicable state or federal laws could adversely affect our business.    In the future, we may apply for a bank charter. If we obtain a bank charter, we will be subject to the various state and federal regulations generally applicable to similar institutions, including restrictions on the ability of the banking subsidiary to pay dividends to us. We are unable to predict the effect of any future changes of applicable state and federal laws or regulations, but such changes could adversely affect the bank's business and operations.

        In the event that our stock price does not increase, we may be required to pay the dividends on our preferred stock in cash.    The terms of our Series A Preferred Stock and Series B Preferred Stock initially require us to pay quarterly dividends in additional shares of preferred stock. However, effective September 2003, in the event that our stock price does not increase by 6% per quarter thereafter, the holders may require that we pay dividends in cash. The cash dividends would initially be approximately $1.1 million per quarter.

Note Regarding Risk Factors

        The risks factors presented above are all of the ones that we currently consider material. However, they are not the only ones facing our company. Additional risks not presently known to us, or which we currently consider immaterial, may also adversely affect us. There may be risks that a particular investor views differently from us, and our analysis might be wrong. If any of the risks that we face actually occur, our business, financial condition and operating results could be materially adversely affected and could differ materially from any possible results suggested by any forward-looking statements that we have made or might make. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

        Unless otherwise specified in an applicable prospectus supplement, CompuCredit will use the proceeds we receive from the sale of these securities for general corporate purposes including, but not limited to, repayment or refinancing of debt, financing our growth through the origination and purchase of credit card receivables, financing potential acquisitions of sub-prime assets (including assets other than credit card receivables) or lenders and financing our customer marketing and development efforts. Proceeds may also be used for other purposes as may be stated in the applicable prospectus supplement. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of CompuCredit at the time of issuance and the availability of other funds.

THE SECURITIES WE MAY OFFER

        This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may offer from time to time up to $350,000,000 of any of the following securities:

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  Common stock (issuable separately or upon conversion, exchange or redemption of debt securities or preferred stock).
  •
  Preferred stock, which may or may not be convertible.
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  Senior debt, senior subordinated debt or subordinated debt, all of which may or may not be convertible into common stock (collectively, the "debt securities").

DESCRIPTION OF OUTSTANDING CAPITAL STOCK

        The following description of material terms of the shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our articles of incorporation, as amended to date, and our bylaws, as amended to date.

        CompuCredit has three classes of voting securities outstanding: common stock, Series A Preferred Stock and Series B Preferred Stock. Our common stock trades on the NASDAQ National Market. Neither class of preferred stock is traded on any national exchange or in any other public market, and we do not intend to register either class for sale on any national exchange or in any public market.

        Our authorized capital stock consists of 150,000,000 shares of common stock, no par value per share and 10,000,000 shares of preferred stock, no par value per share. As of March 31, 2004, there were 47,964,975 shares of common stock (excluding 872,900 shares held in Treasury), approximately 1,787,000 options to purchase shares of common stock, 25,000 shares of Series A Preferred Stock and 10,000 shares of Series B Preferred Stock outstanding. The following summary of certain provisions of our capital stock describes certain material provisions of our articles of incorporation and bylaws relating to our common stock and certain provisions of the Georgia Business Corporation Code. However, there may be other provisions of the articles of incorporation and bylaws or of the Georgia Business Corporation Code relating to the rights of shareholders that potential investors may consider important. This summary is not intended to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Georgia Business Corporation Code and judicial decisions interpreting and applying those statutes and to our articles of incorporation and bylaws.

Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to the CompuCredit shareholders, other than the election of the director to be elected by the holders of the Series A Preferred Stock (the "Series A Director") and votes relating to Material Corporate Transactions (as defined below) unless they otherwise are entitled to vote on such matters. The holders of common stock vote as a single class with the holders of the Series A Preferred Stock and the Series B Preferred Stock, with the holders of the preferred stock voting on an as-converted basis. Shares of common stock do not have cumulative voting rights. This means that the holders of a majority of the votes represented by the common stock and the preferred stock (voting as-converted) can elect all of the directors then standing for election with the exception of the Series A Director. Holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available therefor, subject to preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of CompuCredit, the holders of common stock are entitled to receive ratably the net assets of CompuCredit available after the payment of all its debts and other liabilities, subject to the prior rights of the outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights and are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares of common stock offered by this prospectus will be, validly issued, fully paid and nonassessable upon payment for the shares.

Preferred Stock

        Our board of directors is authorized to determine, and the prospectus supplement will set forth, the following terms for each series of preferred stock:

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  the offering price at which we will issue the preferred stock;
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  whether that series of preferred stock will be entitled to receive dividends;
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  the dividend rate (or method for determining the rate);
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  whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;
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  the liquidation preference of that series of preferred stock, if any;
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  the conversion or exchange provisions applicable to that series of preferred stock, if any;
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  the redemption or sinking fund provisions applicable to that series of preferred stock, if any;
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  the voting rights of that series of preferred stock, if any; and
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  the terms of any other preferences, rights, qualifications, limitations, or restrictions, if any, applicable to that series of preferred stock.

As of March 31, 2004, we had outstanding 25,000 shares of Series A Preferred Stock and 10,000 shares of Series B Preferred Stock. Each of these shares was convertible into common stock on the terms set forth in their respective certificate of designation. As of March 31, 2004, the Series A Preferred Stock and Series B Preferred Stock were convertible into an aggregate of approximately 4.8 million shares of common stock.

        A prospectus supplement relating to an offering of common stock or preferred stock will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wachovia Bank, N.A., located in Charlotte, North Carolina.

Listing

        Our common stock is listed for trading on NASDAQ under the symbol "CCRT."

DESCRIPTION OF DEBT SECURITIES

        We expect the following description of certain general terms and provisions will generally apply to any debt securities we may offer. "Debt securities" may include senior debt, senior subordinated debt or subordinated debt or debt securities which may or may not be convertible into common stock or other securities. The following summary outlines the material terms of the debt securities. The particular terms of the debt securities offered by any prospectus supplement, and the extent, if any, to which such general provisions do not apply to the debt securities will be described in the prospectus supplement relating to such debt securities.

        We may issue debt securities from time to time in one or more series under one or more indentures and any indentures supplemental thereto (collectively, the "indenture"), between us and Wachovia Bank, N.A., as trustee, unless we identify a different trustee in the applicable prospectus supplement (the "trustee"). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the indenture. The following summary of certain provisions of the indenture is not complete, and we refer you to the forms of the indenture, including definitions included in the indenture of certain terms used below, copies of which have been filed as exhibits to the registration statement.

General

        The following summaries set forth certain general terms and provisions of the indenture and the debt securities. The prospectus supplement relating to a series of debt securities being offered will contain the following terms, if applicable:

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  the title and ranking;
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  the aggregate principal amount and any limit on such amount;
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  the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued;
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  maturity date or dates, or the method for determining such date or dates and the right, if any, of the Company to defer payment of principal at maturity;
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  interest rate or rates (which may be fixed or variable and will include reset rates, if any, and the method by which any such rate or rates will be determined), or the method by which such rate or rates shall be determined and the right, if any, of the Company to defer any interest payment;
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  the date or dates, or the method for determining such date or dates, from which any such interest will accrue and the dates on which any such interest will be payable;
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  the regular record dates, if any, for the interest payment, or the method by which such dates shall be determined;
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  the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;
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  the place or places where the principal of, and premium and interest, if any, on, such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us regarding the debt securities and the indenture may be served;
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  the terms, if any, by which holders may convert or exchange the debt securities into or for common stock or other securities;
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  if the debt securities are convertible or exchangeable, any limitations on the ownership or transferability of the securities into which holders may convert or exchange the debt securities;
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  redemption or early repayment provisions, the terms and conditions upon which we will redeem or repay the debt securities and whether pursuant to such provisions the debt securities may be redeemed in whole or in part;

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  sinking fund repayment provisions and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;
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  any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell securities;
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  if other than in U.S. dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium and interest, if any, on, the debt securities will be payable, or in which the debt securities will be denominated;
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  any applicable subordination provisions;
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  any guarantees of such securities by our subsidiaries or others;
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  whether the amount of payments of principal of, and premium and interest, if any, on, the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;
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  the provisions, if any, granting special rights to the holders of debt securities upon certain events;
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  additions to or changes in the Events of Default or covenants of CompuCredit with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;
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  if other than the entire principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;
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  whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;
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  whether the defeasance and covenant defeasance provisions described under the caption "Discharge of Indenture and Defeasance" will be inapplicable or modified;
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  whether the debt securities will be secured and if so, on what basis and by what assets;
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  whether the debt securities of the series will be in registered or bearer form, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;
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  the date of any bearer securities or any global security, if other than the date of original issuance of the first security of the series to be issued;
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  the person to whom and manner in which any interest shall be payable;
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  whether such securities will be issued, in whole or in part, in the form of one or more global securities;
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  the identity of the depository for global securities;
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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;
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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities and the terms upon which such exchanges may be made;
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  the securities exchange(s) on which the securities will be listed;
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  whether any underwriter(s) will act as market maker(s) for the securities;
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  if not listed on a securities exchange and no underwriter(s) intend(s) to make a market in the securities, the nature of the exchange market or for the securities;
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  the extent to which a secondary market for the securities is expected to develop;
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  the form (certificated or book-entry);
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  the form and/or terms of certificates, documents or conditions which may be necessary, if any, for the debt securities to be issuable in final form; and
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  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount bearing no interest or interest at a rate below the market rate at the time of issuance. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. In such cases, all material United States federal income tax and other considerations applicable to any such series will be described in the applicable prospectus supplement.

        We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

        Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

        The indentures may or may not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

        We will comply with Section 14(e) under the Securities Exchange Act of 1934, to the extent applicable, and any other tender offer rules under the Securities Exchange Act, which may then be applicable, in connection with any obligation of CompuCredit to purchase debt securities at the option of holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Certain Definitions

        Except as set forth in the applicable prospectus supplement, the following terms shall have the meanings set forth below.

        "Attributable Value" means, in connection with a sale and lease-back transaction, the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the rate of interest implicit in the lease involved in such sale and lease-back transaction, as determined in good faith by us) of the obligations of the lessee for rental payments during the term of the related lease.

        "Closing Date" means the date of the indenture supplement creating a series of debt securities.

        "Consolidated Assets" means at a particular date, all amounts that would be included under total assets on a consolidated balance sheet of CompuCredit Corporation and Subsidiaries at such date, determined in accordance with GAAP.

        "GAAP" means generally accepted accounting principles in the United States of America that are applicable from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements (by any such other entity) as have been approved by a significant segment of the accounting profession.

        "Indebtedness" of a person means all obligations that would be treated as liabilities upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP.

        "Lien" means any lien, security interest, charge or encumbrance of any kind.

        "Permitted Liens" means:

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  Liens on accounts receivable, inventory, patents, trademarks, trade names and other intangible assets, securing Indebtedness of CompuCredit or any of our Subsidiaries;
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  Liens in favor of issuers of credit cards securing our payment obligations to them;
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  Liens on assets located outside the United States;
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  Liens on any asset of CompuCredit or any of our Subsidiaries created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;
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  Liens: (a) given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including capital lease transactions in connection with any such acquisition, and (b) existing on property at the time of acquisition thereof or at the time of acquisition by CompuCredit or any of our Subsidiaries of any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon;
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  Liens in favor of customers and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
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  Liens upon specific items of goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;
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  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;
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  Liens on life insurance policies granted to secure Indebtedness of CompuCredit or any of our Subsidiaries against the cash surrender value thereof;
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  Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of CompuCredit under interest or equity swap obligations and currency agreements and forward contract option futures contracts, futures, options or similar agreements or arrangements designed to protect CompuCredit or any of our Subsidiaries from fluctuations in interest rates, currency exchange rates or the price of commodities;
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  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by CompuCredit or any of our Subsidiaries in the ordinary course of business;
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  Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;
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  statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
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  Liens in favor of CompuCredit or any of our Subsidiaries;
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  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith and deposits securing liabilities to insurance carriers under insurance and self-insurance programs;

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  Liens, other than any Lien imposed by ERISA, incurred on deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;
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  easements, rights-of-way, restrictions and other similar encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of the business of CompuCredit and our Subsidiaries taken as a whole;
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  attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings fully covered by insurance or involving, individually or in the aggregate, no more than an agreed-upon amount, provided that the same are discharged or that execution or enforcement thereof is stayed pending appeal within 60 days, or in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;
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  Liens securing obligations, other than obligations representing Indebtedness for borrowed money, under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;
  •
  statutory Liens and rights of offset arising in the ordinary course of business of CompuCredit and any of our Subsidiaries; and
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  Liens in connection with leases or subleases granted to others and the interest or title of a lessor or sublessor, other than CompuCredit or any of our Subsidiaries, under any lease.

        "Receivable Financing Transaction" means any transaction or series of transactions involving a sale of accounts receivable, without recourse based upon the collectibility of the receivables sold, by CompuCredit or any of its Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable, or an interest therein, by such Special Purpose Subsidiary, in each case without any guarantee by CompuCredit or any of its Subsidiaries, other than the Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means any wholly owned Subsidiary of CompuCredit created by CompuCredit for the sole purpose of facilitating a Receivable Financing Transaction.

        "Subsidiary" of any person means:

  •
  a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person, or
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  any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such persons, at the time, directly or indirectly, owns at least a majority voting interest under ordinary circumstances.

Status of Debt Securities

        We expect that the following provisions will generally apply to debt securities, unless we specify otherwise in the applicable prospectus supplement.

        Any senior debt securities will rank equally with all of our other unsecured and unsubordinated senior Indebtedness.

        Any senior subordinated debt securities will be subordinate in right of payment to all of our Senior Indebtedness. With respect to any series of senior subordinated debt securities, "Senior Indebtedness" will mean all Indebtedness (present or future) created, incurred, assumed or guaranteed by us (and all renewals, extensions or refundings thereof), unless the instrument under which such Indebtedness is created, incurred, assumed or guaranteed provides that such Indebtedness is not senior or superior in right of payment to the debt securities. Senior Indebtedness shall not include (i) any Indebtedness to any of our Subsidiaries, (ii) any trade payables or (iii) any liability for federal, state, local or other taxes owed or owing by us.

        The subordinated debt securities will be subordinate in right of payment to all of our Senior Indebtedness. With respect to any series of subordinated debt securities, Senior Indebtedness of the Company will mean all Senior Indebtedness (as defined above) and all Indebtedness under any senior subordinated debt securities.

        Upon any payment or distribution of assets or securities of CompuCredit due to any dissolution, winding up, total or partial liquidation or reorganization or in bankruptcy, insolvency, receivership or other proceeding, the payment of the principal of, and interest on, any senior subordinated debt securities or the subordinated debt securities will be subordinated in right of payment to any obligations in respect of Senior Indebtedness. No direct or indirect payment may be made on the senior subordinated debt securities or the subordinated debt securities in the event of:

  •
  a default in payment of all or any portion of the obligations of any Senior Indebtedness until that default is cured or waived, or
  •
  a default with respect to any bank credit agreement.

        We may resume payments on the subordinated debt securities when the default is cured or waived to the extent that the subordination provisions of the indenture will permit us to do so at that time. After we have paid all of our Senior Indebtedness in full, holders of senior subordinated and subordinated debt securities will still be subrogated to the rights of holders of our Senior Indebtedness for the amount of distributions that otherwise would have been payable to holders of the senior subordinated and subordinated debt securities until the senior subordinated and subordinated debt securities are paid in full.

        Under certain circumstances, if payment or distribution on account of the senior subordinated and subordinated debt securities of any character, whether in cash, securities or other property, is received by a holder of any senior subordinated and subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all our Senior Indebtedness has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of our Senior Indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full.

        Upon payment or distribution of assets to creditors upon insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to our company as a whole, whether voluntary or involuntary, the holders of all Senior Indebtedness will first be entitled to receive payment in full before holders of the outstanding senior subordinated and subordinated debt securities will be entitled to receive any payment in respect of the principal of, and premium and interest, if any, on, the outstanding senior subordinated and subordinated debt securities.

        After we have paid in full all sums we owe on our Senior Indebtedness, the holders of the senior subordinated debt securities, if any, together with the holders of our obligations ranking on a parity with the senior subordinated debt securities, if any, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the senior subordinated debt securities and the other obligations. After we have paid in full all sums we owe on the senior subordinated debt securities, the holders of the subordinated debt securities, if any, together with the holders of our obligations ranking on a parity with the subordinated debt securities, if any, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. We will make payment on the subordinated debt securities before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to our subordinated debt securities.

        By reason of such subordination, in the event of our insolvency, holders of our Senior Indebtedness may receive more, ratably, than holders of the senior subordinated debt securities or subordinated debt securities. This subordination will not prevent the occurrence of any event of default in respect of the senior subordinated debt securities or the subordinated debt securities. The applicable prospectus supplement may modify or set forth additional rights that holders of Senior Indebtedness may have against holders of senior subordinated debt securities and subordinated debt securities.

        If we offer senior subordinated debt securities or subordinated debt securities, the applicable prospectus supplement will set forth the aggregate amount of outstanding Indebtedness, if any, as of a specified date that by the terms of such debt securities would be senior to such debt securities. The applicable prospectus supplement will also set forth any limitation on our issuance of any additional Indebtedness, including Senior Indebtedness.

Global Debt Securities

        We expect the following provisions to apply to all debt securities, unless we indicate otherwise in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series, and registered in the name of the depositary or its nominee. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary's nominee. Each global security will be deposited with the depositary and will bear a legend regarding any related restrictions or other matters as may be provided for pursuant to the applicable indenture.

        No global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary, unless:

  •
  the depositary has notified us that it is unwilling or unable or is no longer qualified to continue as depositary,
  •
  we order the trustee that such global security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or
  •
  other circumstances, if any, as may be described in the applicable prospectus supplement.

        All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security. The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

        Debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the issuance of such global security, and the deposit of such global security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us.

        Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security or by participants or persons that hold through participants.

        Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary's system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants.

        Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own or transfer beneficial interests in such global securities.

        So long as the depositary, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, debt securities will be made to the depositary or its nominee as the registered owner or bearer as the case may be of the global security representing such debt securities. Each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The rights of any holder of a debt security to receive payment of principal, and premium and interest, if any, on, such debt security, on or after the respective due dates expressed or provided for in such debt security shall not be impaired or affected without the consent of the holders. The rights of any holder of a debt security to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holders.

        None of us, the trustee, any payment agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

        We expect that the depositary or its nominee, upon receipt of any payment of principal, premium, interest or additional amounts, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        If the depositary for a global security representing debt securities of a particular series is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary within 90 days, we will issue debt securities of such series in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a particular series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global securities representing debt securities of such series.

Covenants

Limitation on Liens

        Except as set forth in the applicable prospectus supplement, the indenture will provide that, with respect to each series of debt securities, we will not, nor will we permit any of our Subsidiaries to, create, incur or permit to exist any Lien on any of our or their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, without effectively providing that such series of debt securities shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

  •
  Liens existing as of the Closing Date;
  •
  Liens granted after the Closing Date on any assets or properties of CompuCredit or any of our Subsidiaries securing Indebtedness of CompuCredit created in favor of the holders of such series;
  •
  Liens securing our Indebtedness which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that such Liens do not extend to or cover any property or assets of CompuCredit or any of our Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;
  •
  Permitted Liens;
  •
  Liens on shares of capital stock of Subsidiaries of CompuCredit, and the proceeds thereof, securing obligations under CompuCredit's senior credit facilities;
  •
  Liens on receivables subject to a Receivable Financing Transaction;
  •
  Liens arising in connection with industrial development bonds or other industrial development, pollution control or other tax-favored or government-sponsored financing transactions;
  •
  Extensions, renewals, substitutions and replacements of any Lien described above; and
  •
  Other Liens in respect of Indebtedness of CompuCredit and any of our Subsidiaries in an aggregate principal amount at any time not exceeding 10% of Consolidated Assets at such time.

        Other than the covenants included in the indenture as described above or as described in the applicable prospectus supplement, there are no covenants or other provisions in the indenture providing holders of debt securities additional protection, including with respect to limitations on Indebtedness, certain payments, dividends, transactions with affiliates and subsidiaries and liens.

Limitation on Sale and Lease-Back Transactions

        Except as set forth in the applicable prospectus supplement, the indenture will provide that, with respect to each series of debt securities, CompuCredit will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of CompuCredit or any of our Subsidiaries, except such transactions:

  •
  entered into prior to the Closing Date,
  •
  for the sale and leasing back of any property or asset to or from any Subsidiary of CompuCredit to or from CompuCredit or any other Subsidiary of CompuCredit,
  •
  involving leases for less than three years, or
  •
  in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset unless:

  (a)
  CompuCredit or such Subsidiary would be entitled under the "Limitation on Liens" covenant above to create, incur, assume or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Value in respect of such transaction without equally and ratably securing the debt securities of that series, or

  (b)
  the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase, acquisition construction or refurbishment of assets or to the repayment of Indebtedness of CompuCredit or any of our Subsidiaries which on the date of original incurrence had a maturity of more than one year.

Consolidation, Merger and Sale of Assets

        Except as set forth in the applicable prospectus supplement, the indenture will provide that CompuCredit shall not consolidate or merge with or into, or sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of its assets to any person unless:

  •
  the person formed by or surviving any such consolidation or merger (if other than CompuCredit), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;
  •
  the person formed by or surviving any such consolidation or merger (if other than CompuCredit) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all of our obligations under the debt securities and the indenture; and
  •
  immediately after such transaction, and giving effect thereto, no Default (as defined in the indenture) or Event of Default shall have occurred and be continuing.

        Notwithstanding the foregoing, we may merge with another person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or person in a transaction in which we are the surviving entity.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, the following events will constitute Events of Default under the indenture with respect to debt securities of any series:

  •
  failure to pay principal of any debt security of that series when due and payable at maturity, upon acceleration, redemption or otherwise;

  •
  failure to pay any interest on any debt security of that series when due, provided this Default continues for 30 days;
  •
  any other Event of Default, as defined in the indenture, occurs and is continuing;
  •
  failure to comply with any of our other agreements in the debt securities of that series or in the indenture, other than covenants or agreements included in the indenture solely for the benefit of other series of debt securities, provided this Default continues for a period of 30 days after either the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series have given written notice as provided in the indenture; and
  •
  certain events of bankruptcy, insolvency or reorganization.

        If an Event of Default with respect to outstanding debt securities of any series (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization, in which case the unpaid principal amount of, and any accrued and unpaid interest on, all debt securities or that series are due and payable immediately) shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice, as provided in the indenture, may declare the unpaid principal amount of, and any accrued and unpaid interest on, all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Amendment, Supplement and Waiver" below.

        The indenture will provide that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        We will be required to furnish to the trustee under the indenture annually a statement as to the performance by us of our obligations under that indenture and as to any default in such performance.

Discharge of Indenture and Defeasance

        Except as otherwise set forth in the applicable prospectus supplement, we may terminate our obligations under the debt securities of any series, and the corresponding obligations under the indenture, when:

  •
  we irrevocably deposit with the trustee funds or United States government obligations in an amount certified to be sufficient to pay all outstanding debt securities of such series, including all interest thereon, to maturity or redemption, as the case may be;
  •
  all outstanding debt securities of such series have been delivered (other than destroyed, lost or stolen debt securities of such series which have not been replaced or paid) to the trustee for cancellation; or
  •
  all outstanding debt securities of any series have become due and payable whether at stated maturity, early redemption or otherwise, and in any case we have paid all other sums payable under the indenture.

        In addition, we may terminate substantially all our obligations under the debt securities of any series; and the corresponding obligations under the indenture; if:

  •
  we irrevocably deposit with the trustee funds or United States government obligations in an amount certified to be sufficient to pay all outstanding debt securities of such series, including interest thereon, to maturity or redemption, as the case may be;
  •
  such deposit will not result in a breach of, or constitute a Default under, the indenture:
  •
  no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;
  •
  we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and
  •
  certain other conditions are met.

        We shall be released from our obligations with respect to the covenants described under "Covenants" (including covenants described in a prospectus supplement) and any Event of Default occurring because of a default with respect to such covenants as they related to any series of debt securities if:

  •
  we irrevocably deposit with the trustee funds or United States government obligations in an amount certified to be sufficient to pay all outstanding debt securities of such series, including interest thereon, to maturity or redemption, as the case may be;
  •
  such deposit will not result in a breach of, or constitute a Default under, the indenture;
  •
  no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;
  •
  we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and
  •
  certain other conditions are met.

        Upon satisfaction of such conditions, our obligations under the indenture with respect to the debt securities of such series, other than with respect to the covenants and Events of Default referred to above, shall remain in full force and effect.

        Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of debt securities:

  •
  rights of registration of transfer and exchange of debt securities of such series,
  •
  rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series,
  •
  rights of holders of debt securities of such series to receive payments of principal thereof, and premium and interest, if any, thereon, when due,
  •
  rights, obligations, duties and immunities of the trustee,

  •
  rights of holders of debt securities of such series as beneficiaries with respect to property deposited with the trustee and payable to all or any of them, and
  •
  our obligations to maintain an office or agency in respect of the debt securities of such series.

Exchange, Registration, Transfer and Payment

        Principal of, and premium, interest and additional amounts, if any, on, the debt securities will be payable, and the debt securities may be exchanged or transferred, at our office or agency in New York City; provided that, at our option, payment of interest may be made by check mailed to the address of the holders as such address appears in the security register or by wire transfer of funds to the holders of an account maintained in the United States.

        We may at any time designate additional paying agents, remove any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, premium, interest or additional amounts which remain unclaimed at the end of two years after the principal, premium, interest or additional amounts have become due and payable will be repaid to us, subject to any applicable law. After this time, the holder of the debt security will be able to look only to us for payment.

        Any interest we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

  •
  be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee; or
  •
  be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

        If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than ten days before the special record date.

        Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for transfer and, where applicable, conversion or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for transfer, conversion or exchange must be duly endorsed or accompanied by a written instrument of transfer.

        If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

        Neither any trustee nor we will be required to do any of the following:

  •
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

  •
  register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;
  •
  exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form that may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or
  •
  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

        We expect to issue debt securities in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer, conversion or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the terms of the indenture may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in principal amount of such then outstanding debt securities of each series affected by the amendment with each series voting as a separate class, and any existing Default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of the series affected thereby. Without the consent of any holder of the debt securities, the trustee and we may amend the terms of the indenture or the debt securities to:

  •
  cure any ambiguity, defect or inconsistency,
  •
  provide for the assumption of our obligations to holders of the debt securities by a successor corporation,
  •
  provide for uncertified debt securities in addition to certificated debt securities,
  •
  make any change that does not adversely affect the rights of any holder of the debt securities in any material respect,
  •
  add to our covenants or take any other action for the benefit of the holders of the debt securities, or
  •
  comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

        Without the consent of each holder of debt securities affected, we may not:

  •
  reduce the principal amount of debt securities the holders of which must consent to an amendment, supplement or waiver of any provision of the indenture;
  •
  reduce the rate or extend the time for payment of interest on any debt security;
  •
  reduce the principal of or change the fixed maturity of any debt securities;
  •
  change the date on which any debt security may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;
  •
  make any debt security payable in currency other than that stated in the debt security;
  •
  modify or change any provision of the indenture affecting the subordination or ranking of any debt security in a manner which adversely affects the holder thereof;
  •
  impair the right of any holder to institute suit for the enforcement of any payment in or with respect to any such debt security; or
  •
  make any change in the foregoing amendment provisions which require each holder's consent.

        The consent of the holders of debt securities is not necessary to approve the particular form of any proposed amendment to any indenture. It is sufficient if any consent approves the substance of the proposed amendment.

Replacement Securities

        Any mutilated certificate representing a debt security or a certificate representing a debt security with a mutilated coupon appertaining thereto will be replaced by us at the expense of the holder thereof upon surrender of such certificate to the trustee. Certificates representing debt securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to us and the trustee of evidence of any destruction, loss or theft thereof satisfactory to us and the trustee, provided that neither we nor the trustee has been notified that such certificate or coupon has been acquired by a bona fide purchaser. In the case of any coupon that becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new certificate representing the debt security in exchange for the certificate representing the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen certificate representing the debt security or coupon, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement certificate will be issued.

Governing Law

        The indenture and the debt securities are governed by, and will be construed in accordance with, the internal laws of, the State of Georgia.

Regarding the Trustee

        Unless we otherwise identify in the prospectus supplement relating to any series of debt securities, the trustee with respect to such series will be Wachovia Bank, N.A. The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of CompuCredit, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate such conflict or resign.

        The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an Event of Default shall occur, and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued there under, unless they have offered to the trustee indemnity satisfactory to it.

PLAN OF DISTRIBUTION

        The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the applicable prospectus supplement.

        We may sell the securities being offered hereby in any one or more of the following ways:

  •
  directly to investors;
  •
  to investors through agents;
  •
  to broker-dealers as principals;
  •
  through underwriting syndicates led by one or more managing underwriters as we may select from time to time;
  •
  through one or more underwriters acting alone; or

  •
  through or in connection with the settlement of hedging transactions.

        Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The applicable prospectus supplement will set forth the terms of the offering of the securities, including the following:

  •
  the name or names of any underwriters or agents;
  •
  the purchase price and the proceeds we will receive from such sale;
  •
  any underwriting discounts, any commissions and any other items constituting underwriters' or agents' compensation;
  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and
  •
  any securities exchanges on which the securities of such series may be listed.

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices, determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to such liabilities.

        Some or all of the offered securities, other than our common stock, will be a new issue or issues of securities with no established trading market. Any common stock offered by this prospectus will be listed on the NASDAQ (or the then other principal trading market). Unless otherwise indicated in a prospectus supplement, we do not currently intend to list any offered debt securities or preferred stock on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are listed on a securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

        To facilitate an offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In addition, to cover such over-allotments or short positions, the persons may purchase in the open market or exercise the over- allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities above independent market levels. The persons participating in any offering are not required to engage in these activities and may end any of these activities at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and our subsidiaries and affiliates in the ordinary course of business for which they receive customary compensation.

EXPERTS

        The consolidated balance sheets of CompuCredit Corporation and Subsidiaries at December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2003 that are included in CompuCredit's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their opinion thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of operations, shareholders' equity and cash flows of CompuCredit Corporation and Subsidiaries for the year ended December 31, 2001 appearing in CompuCredit's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities offered by this prospectus has been passed upon by Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.

6,624,275 shares

CompuCredit Corporation

Common Stock

PROSPECTUS SUPPLEMENT

November 17, 2005

Bear, Stearns & Co. Inc.

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
CompuCredit Corporation
Recent Developments
Concurrent Transactions
The Offering
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
SHARE LENDING AGREEMENT; CONCURRENT OFFERING OF CONVERTIBLE NOTES
DESCRIPTION OF CAPITAL STOCK
UNDERWRITING
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LEGAL MATTERS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SUMMARY
THE COMPANY
THE SECURITIES
GENERAL
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
THE SECURITIES WE MAY OFFER
DESCRIPTION OF OUTSTANDING CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS